Exhibit 2.1

STOCK PURCHASE AGREEMENT
BY AND AMONG
DLH HOLDINGS CORP.,
SOCIAL & SCIENTIFIC SYSTEMS, INC.,

AND

SOCIAL & SCIENTIFIC SYSTEMS, INC. EMPLOYEE STOCK OWNERSHIP TRUST

DATED AS OF JUNE 7, 2019

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Page

ARTICLE I DEFINITIONS		1
Article II PURCHASE AND SALE		15
2.1.	Purchase and Sale	15
2.2.	Purchase Price; Closing Payment	15
2.3.	Purchase Price Adjustment	16
2.4.	Escrow Amounts	18
2.5.	Stock Appreciation Rights	19
2.6.	Withholding Rights	20
2.7.	Cash Swept at Closing	20
ARTICLE III CLOSING		20
3.1.	Closing	20
3.2.	Closing Deliverables	20
3.3.	Schedules	23
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		24
4.1.	Ownership of Shares; Authority	24
4.2.	Organizational Matters Regarding the Company	24
4.3.	Capitalization of the Company	25
4.4.	Absence of Company Conflicts	25
4.5.	Financial and Accounting Records; Undisclosed Liabilities; Internal Controls	26
4.6.	Absence of Changes	27
4.7.	Title to and Condition of Assets	29
4.8.	Powers of Attorney	30
4.9.	Taxes	30
4.10.	Bank Accounts; Letters of Credit	31
4.11.	Contracts and Commitments	31
4.12.	Proprietary Rights	33
4.13.	Accounts Receivable and Payable and Inventory	35
4.14.	Litigation; Proceedings	35
4.15.	Brokerage	36
4.16.	Permits; Compliance with Laws and Regulations	36
4.17.	Employee Benefit Plans	36
4.18.	Employees	38
4.19.	Insurance	39
4.20.	Environmental Matters	39
4.21.	Material Customers and Suppliers	40
4.22.	Government Contracts and Grants	40
4.23.	Privacy and Data Security	44
4.24.	ESOP Matters	46
4.25.	Related Person Arrangements	47
4.26.	Certain Business Practices	47
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(continued)
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ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLER		48
5.1.	Authority	48
5.2.	Organizational Matters Regarding the Seller	48
5.3.	Absence of Seller Conflicts	48
5.4.	Litigation; Proceedings	48
5.5.	Brokerage	49
5.6.	ESOP Matters	49
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER		49
6.1.	Organization and Power	49
6.2.	Authorization of Transaction	49
6.3.	Absence of Conflicts	50
6.4.	Brokerage	50
6.5.	Litigation	50
6.6.	Securities Act	50
6.7.	Due Diligence Acknowledged	51
6.8.	Solvency	51
6.9.	Buyer Financing	51
6.10.	No Other Representations	51
ARTICLE VII COVENANTS		52
7.1.	Press Releases and Announcements	52
7.2.	Expenses	52
7.3.	Specific Performance	53
7.4.	RWI Policy	53
7.5.	ESOP Termination and Wind-up	54
7.6.	Section 338(h)(10) Election	55
7.7.	Tax Matters	56
7.8.	Acknowledgment by Buyer	59
7.9.	Directors and Officers; Continuing Indemnification Obligations	60
7.10.	Certain Insurance Policies	60
7.11.	Notification of Certain Matters	60
7.12.	Records; Post-Closing Access to Information	60
7.13.	Employment and Benefit Arrangements	61
7.14.	Leased Real Property Estoppels	62
ARTICLE VIII CONDITIONS TO CLOSING		62
8.1.	Conditions to Obligations of All Parties	62
8.2.	Conditions to Obligations of Buyer	62
8.3.	Conditions to Obligations of the Seller	63
ARTICLE IX INDEMNIFICATION AND DISPUTE RESOLUTION MECHANISMS		64
9.1.	Survival	64
9.2.	Indemnification	65
9.3.	Limits on Indemnification	65
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(continued)
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9.4.	Notice of Claim; Order of Recoupment	68
9.5.	Matters Involving Third Parties	69
ARTICLE X MISCELLANEOUS		70
10.1.	Amendment and Waiver	70
10.2.	Notices	70
10.3.	Binding Agreement; Assignment	71
10.4.	Severability	72
10.5.	No Strict Construction	72
10.6.	Captions	72
10.7.	Entire Agreement	72
10.8.	Counterparts; Electronic Signatures	72
10.9.	Governing Law; Forum; Waiver of Jury Trial	72
10.10.	Parties in Interest	73
10.11.	Other Definitional Provisions	73

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EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Statement Principles

SCHEDULES

Schedule 1(a)	Specified Matters
Schedule 1(b)	Transaction Bonus Agreements
Schedule 3.2(a)(xvi)	Notices and Consents
Schedule 3.2(a)(xviii)	Engagement Letters
Schedule 4.1(a)	Ownership of Shares
Schedule 4.2(a)	Jurisdiction
Schedule 4.2(c)	Directors and Officers
Schedule 4.3	Issued and Outstanding Shares
Schedule 4.4	Absence of Company Conflicts
Schedule 4.5(a)	Financial Statements
Schedule 4.5(b)	Preparation of Financial Statements
Schedule 4.5(c)	No Undisclosed Liabilities
Schedule 4.6	Absence of Changes
Schedule 4.7(a)	Leased Real Property
Schedule 4.7(b)	Liens
Schedule 4.8	Powers of Attorney
Schedule 4.9	Taxes
Schedule 4.10(a)	Bank Accounts
Schedule 4.10(b)	Letters of Credit, Surety, Performance and Other Bonds
Schedule 4.11(a)	Material Contracts
Schedule 4.11(b)	Absence of Breach, Cancellation or Repudiation
Schedule 4.12(a)	Proprietary Rights
Schedule 4.12(b) Schedule 4.12(d) Schedule 4.12(e)	Exception to Proprietary Rights Exception to Confidentiality and Assignment of Proprietary Rights Exception to Trade Secrets
Schedule 4.12(f)	Source Code
Schedule 4.13(b)	Inventory
Schedule 4.14	Litigation; Proceedings
Schedule 4.15	Brokerage
Schedule 4.16(a)	Governmental Permits
Schedule 4.16(b)	Compliance with Laws
Schedule 4.17(a)	Employee Benefit Plans
Schedule 4.17(e)	280G
Schedule 4.18(b)	Listing of Employees
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Schedule 4.18(c)	Collective Bargaining Agreements
Schedule 4.19	Insurance
Schedule 4.20	Environmental Matters
Schedule 4.20(b)	Environmental Permits
Schedule 4.21(a)	Material Customers
Schedule 4.21(b)	Material Suppliers
Schedule 4.22(a)(i)	Government Contracts and Grants
Schedule 4.22(a)(ii)	Government Contract Issues
Schedule 4.22(b)	Bids and Awards
Schedule 4.22(c)	Compliance with Legal Requirements and Regulations
Schedule 4.22(d)	Disputes, Claims and Litigation
Schedule 4.22(e)	Sanctions
Schedule 4.22(f)	Terminations
Schedule 4.22(g)	Proprietary Rights and Government Contracts
Schedule 4.22(j)	Government Contract Disclosure
Schedule 4.23	HIPAA Compliance
Schedule 4.24(b)	ESOP Matters
Schedule 4.24(e)	ESOP Matters (Indemnification)
Schedule 4.25	Related Person Arrangements
Schedule 5.3	Absence of Seller Conflicts
Schedule 6.4	Brokerage

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STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of June 7, 2019, by and among DLH HOLDINGS CORP., a New Jersey corporation (“Buyer”), SOCIAL & SCIENTIFIC SYSTEMS, INC., a Delaware corporation (the “Company”), and ARGENT TRUST CO., as TRUSTEE (the “Trustee”) of the SOCIAL & SCIENTIFIC SYSTEMS, INC. EMPLOYEE STOCK OWNERSHIP TRUST (the “Seller”).
RECITALS
A. The Seller owns all of the issued and outstanding shares of capital stock of the Company (the “Shares”); and
B. Buyer desires to acquire the Shares, and the Seller desires to sell the Shares to Buyer, upon all of the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the recitals and the mutual representations, warranties, covenants, agreements and conditions contained herein, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
“Action” means any action, suit, proceeding, claim, arbitration, demand, notice of noncompliance or violation, request for information, citation or penalty before any Governmental Entity or before any arbitrator or mediator or similar party, or any investigation, inquiry or review by any Governmental Entity.
“Adjustment Escrow Account” means the Escrow Account with respect to the Adjustment Escrow Amount.
“Adjustment Escrow Amount” means an amount equal to $836,481.79.
“Adjustment Escrow Fund” has the meaning given to such term in Section 2.4(a).
“Affiliate” means a Person that, directly or indirectly, is controlled by, controls, or is under common control with another Person. As used in the preceding sentence, “control” shall mean: (i) the ownership of more than 50% of the voting securities or other voting interest of any Person, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.
“Agreement” has the meaning given to such term in the Preamble.
“Allocation Dispute Notice” has the meaning given to such term in Section 7.6.
“Annual Financial Statements” has the meaning given to such term in Section 4.5(a)(i).
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“Anti-Corruption Laws” means, collectively, all statutory and regulatory requirements of the United States and other jurisdictions to the extent applicable to the operations of the Company related to anti-bribery, anti-corruption and anti-money laundering of each jurisdiction in which the business of the Company operates or has been operated including the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78dd-1, et seq.).
“Audit” has the meaning given to such term in Section 7.7(f)(i).
“Base Price” means an amount equal to $70,000,000.00.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York City, New York are authorized or required by Legal Requirement to be closed for business.
“Buyer” has the meaning given to such term in the Preamble.
“Buyer Benefit Plans” has the meaning given to such term in Section 7.13(a).
“Buyer Indemnifiable Losses” has the meaning given to such term in Section 9.2(a).
“Buyer Indemnitees” has the meaning given to such term in Section 9.2(a).
“Cash” means, as of the date of determination, the amount (which may be negative) of cash and cash equivalents of the Company (excluding restrictive cash), plus deposits and checks in transit to the Company and minus the amount of any checks drawn upon the Company’s accounts but not cashed, calculated in accordance with the Statement Principles.
“Claim Notice” has the meaning given to such term in Section 9.4(a).
“Closing” has the meaning given to such term in Section 3.1.
“Closing Date” has the meaning given to such term in Section 3.1.
“Closing Payment” means an amount equal to (i) the Base Price; plus (ii) the Estimated Closing Cash; and minus (iii) the Estimated Net Working Capital Shortfall, if any.
“Closing Transactions” has the meaning given to such term in Section 3.1.
“Company” has the meaning given to such term in the Preamble.
“Company Engagement” shall mean all Contracts pursuant to which the Company provides services, including any closed Contract as to which the right of the U.S. Government or a higher-tier contractor to review, audit, or investigate has not expired, and all proposals, bids and offers for future such Contracts.
“Company Proprietary Rights” means Owned Proprietary Rights and Licensed Proprietary Rights.
“Company Software” means software developed by the Company in connection with the Company’s business.
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“Company Technology” means all IT Assets and all software or electronic hardware products or services made available, provided, sold, licensed to its customers or leased to its customers by the Company, including any on-premise software, mobile applications or browser extensions made available by or provided by the Company.
“Company’s Knowledge” (and any derivation thereof, whether or not capitalized) means the current, actual knowledge and awareness after reasonable due inquiry of Kevin Beverly, Bruce Beddow, Howard Ruddell, David Wagner and Hilda Sun.
“Confidentiality Agreement” means that certain letter agreement pertaining to confidentiality and other matters between Houlihan Lokey Capital, Inc. on behalf of the Company, and Buyer or its Affiliates with respect to the transactions contemplated hereby, dated as of January 23, 2019.
“Consent” means any consent, Order, approval, authorization or other action of, or any filing with or notice to or other action with respect to, any Governmental Entity or any other Person which is required for any of the execution, delivery or performance of the Agreement or any other Transaction Document, the consummation of any Closing Transaction or other transaction contemplated hereby or thereby.
“Contract” means any oral or written agreement, instrument, license, document, real or personal property lease, employee benefit or welfare plan or other business or commercial arrangement (in each case, including any extension, renewal, amendment or other modification thereof) to which the Company is a party, or by which the Company or its assets are bound, or to which the Company or its assets are subject.
“Current Government Contract and Grant” is defined in Section 4.22(a).
“Data Room” has the meaning given to such term in Section 10.11.
“Debt” means the aggregate amount of the following as of the Closing without taking into account the Closing Transactions: (i) all of the outstanding and unpaid principal, accrued interest, accrued fees and other charges relating to outstanding indebtedness of the Company for borrowed money, which shall include the current and long term portion of all funded debt of the Company and any prepayment premium or penalties due upon payment of such indebtedness at Closing; (ii) all capitalized lease obligations, purchase money financing arrangements, installment purchase obligations or other forms of financing alternatives that have been reflected on a balance sheet of the Company; (iii) all fees and penalties associated with the early termination of any interest rate swap agreements to which the Company is a party, if any; (iv) all principal, accrued and unpaid interest, prepayment penalties and premiums and all other obligations of the Company evidenced by a bond, note, debenture, letter of credit or similar instrument; (v) all obligations under guarantees, performance bonds, keepwell arrangements and similar arrangements, to the extent drawn; (vi) all outstanding obligations for the deferred purchase price of assets or services or deferred rent, subject to a maximum of $900,000; (vii) all net liabilities with respect to interest rate, currency or commodity, hedging, swaps or similar arrangements; (viii) the Maryland Indebtedness; (ix) any premium, break fee, penalty or other cost payable in connection with terminating, unwinding or prepaying any obligations described
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in the preceding clauses (i)-(viii); (x) all obligations of the type referred to in the preceding clauses (i)-(ix) that are secured by a Lien on the assets of the Company for which the Company is obligated or responsible, directly or indirectly, as obligor, guaranty, surety or otherwise, including any guaranty of such obligations (excluding such obligations for which the responsibility or liability of the Company will be released prior to or upon the Closing); and (xi) all unpaid severance amounts, and any other unpaid liabilities or costs, in each case relating to or arising out of the matter set forth on Schedule 1(a) (including the employer portion of any withholding and payroll Taxes attributable to any such payments or costs).
“Deductible” has the meaning given to such term in Section 9.3(b).
“Dispute Statement” has the meaning given to such term in Section 7.7(a)(ii).
“Disputed Items” has the meaning given to such term in Section 2.3(c)(iii).
“Dispute Notice” has the meaning given to such term in Section 9.4(c).
“Effective Time” has the meaning given to such term in Section 3.1.
“Employee Benefit Plans” means any pension plan, profit sharing plan, bonus plan, incentive compensation plan, deferred compensation plan, stock ownership plan, stock purchase plan, stock option plan, stock appreciation rights plan, retirement plan, retention plan, fringe benefit program, change-in-control plan, health, dental, life or disability plan, accident insurance plan, severance plan, sick leave plan, vacation plan, death benefit plan, supplemental unemployment plan, layoff or salary continuation plan, employee welfare plan, employment agreement, or any other plan, program or policy, including without limitation any “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, in each case, maintained or sponsored by the Company, or to which the Company contributes or is required to contribute, or under which the Company has any liability.
“Environment” means surface or subsurface soil or strata, surface waters and sediments, navigable waters, groundwater, drinking water supply and indoor and ambient air.
“Environmental and Safety Requirements” means all Legal Requirements concerning public health and safety with respect to Hazardous Materials, worker health and safety with respect to Hazardous Materials, or pollution or protection of the Environment, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials or otherwise regulated hazardous or toxic materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, or polychlorinated biphenyls.
“Environmental Claims” has the meaning given to such term in Section 4.20(c).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Accounts” has the meaning set forth in Section 2.2(d).
“Escrow Agent” means Citibank, National Association.
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“Escrow Agreement” means an agreement among the Trustee, Buyer and the Escrow Agent in substantially the form of Exhibit A.
“Escrow Amount” means an amount equal to the sum of the Indemnity Escrow Amount, the Adjustment Escrow Amount, and the Seller Expense Escrow Amount.
“ESOP” means the Company’s Employee Stock Ownership Plan.
“ESOP Documents” means the Company’s Employee Stock Ownership Plan, effective as of January 1, 2016, including amendments 1-5, and the Company’s Employee Stock Ownership Trust Agreement, effective as of January 1, 1998, together with the Successor Trustee Engagement Letter between the Company and Argent Trust Company, dated February 16, 2015.
“ESOP Loan Agreement” means the Amended and Restated ESOP Loan and Pledge Agreement, dated September 15, 2016 between the Seller, acting through Argent Trust Company as trustee, and the Company.
“ESOP Opinion” has the meaning given to such term in Section 7.5(a).
“Estimated Closing Cash” means the Seller’s good faith and reasonable estimate of the Final Closing Cash as of the date on which the Seller delivers to Buyer the Preliminary Closing Balance Sheet contemplated by Section 2.2(b).
“Estimated Debt” means the Seller’s good faith and reasonable estimate of the Final Debt as of the date on which the Seller delivers to Buyer the Preliminary Closing Balance Sheet contemplated by Section 2.2(b).
“Estimated Net Working Capital” means the Seller’s good faith and reasonable estimate of Net Working Capital as of the Effective Time as of the date on which the Seller delivers to Buyer the Preliminary Closing Balance Sheet contemplated by Section 2.2(b).
“Estimated Net Working Capital Shortfall” means the amount, if any, by which the Estimated Net Working Capital is less than the Net Working Capital Target.
“Estimated Purchase Price” means an amount equal to: (i) the Base Price; minus (ii) the sum of the amounts of the Estimated Debt, the Estimated Seller Transaction Costs, the SARs Payments and the Escrow Amount; plus (iii) the Estimated Closing Cash; and minus (iv) the Estimated Net Working Capital Shortfall, if any.
“Estimated Seller Transaction Costs” means the Seller’s good faith and reasonable estimate of the Final Seller Transaction Costs as of the date on which the Seller delivers to Buyer the Preliminary Closing Balance Sheet contemplated by Section 2.2(b).
“Excluded Current Assets” means Cash, any current or deferred income Tax assets and prepaid expenses that would constitute the Seller Transaction Costs if they had not yet been paid and any amounts due and owing to the Company from the Seller or any Affiliate of the Seller.
“Excluded Current Liabilities” means the Seller Transaction Costs to be paid at Closing as described in Section 2.2(b), the Maryland Indebtedness, any deferred income Tax liabilities,
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the current portion of the Debt and accrued interest, including any amounts due and owing by the Company to the Seller or any Affiliate of the Seller.
“Expense Claim Notice” has the meaning set forth in Section 2.4(d).
“FAR” is defined in Section 4.22(c).
“Final Closing Balance Sheet” means the balance sheet of the Company as of the Effective Time (without taking into account any of the Closing Transactions) as agreed to by the Parties or as finally determined in accordance with Section 2.3(c).
“Final Closing Cash” means the Cash of the Company as of the Effective Time.
“Final Debt” means the Debt of the Company as of the Effective Time.
“Final Net Working Capital” means the Net Working Capital of the Company determined from the Final Closing Balance Sheet in the same manner and using the same methodology used to calculate the Estimated Net Working Capital.
“Final Net Working Capital Shortfall” means the amount, if any, by which the Final Net Working Capital is less than the Net Working Capital Target.
“Final Net Working Capital Surplus” means the amount, if any, by which the Final Net Working Capital is greater than the Net Working Capital Target.
“Final Purchase Price” means an amount equal to: (i) the Base Price; minus (ii) the sum of the amounts of the Debt, the Seller Transaction Costs, the SARs Payments and the Escrow Amount; plus (iii) the Final Closing Cash; plus (iv) the Final Net Working Capital Surplus, if any; and minus (v) the Final Net Working Capital Shortfall, if any.
“Final Seller Transaction Costs” means the Seller Transaction Costs of the Company as of the Effective Time.
“Financial Statements” has the meaning given to such term in Section 4.5(a).
“FLSA” has the meaning given to such term in Section 4.18(b).
“Fundamental Representations” means the representations and warranties set forth in Sections 4.1 (Ownership of Shares; Authority), 4.2(a) (Organization and Qualification), 4.2(b) (Subsidiaries), 4.3 (Capitalization of the Company), 4.9 (Taxes), 4.15 (Brokerage), 4.17 (Employee Benefit Plans), 4.22 (Government Contracts and Grants), 4.24 (ESOP Matters), 5.1 (Authority), 5.2 (Organizational Matters Regarding the Seller), 5.5 (Brokerage), 5.6 (ESOP Matters), 6.1 (Organization and Power), 6.2 (Authorization of Transaction), and 6.4 (Brokerage).
“GAAP” means United States generally accepted accounting principles as consistently applied by the Company.
“Government Bid” means any outstanding quotation, bid, proposal, or application which, if accepted or successful, would result in a Government Contract or Grant.
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“Government Contract or Grant” shall mean any Company Engagement that is pursuant to: (i) a prime contract with any Governmental Entity or a Contract with a prime contractor or higher-tier subcontractor under a prime contract with a Governmental Entity, including an individual task order, delivery order, purchase order, blanket purchase agreement, basic ordering agreement, or letter contract, as well as any subcontract or other arrangement; or (ii) a grant, subaward, or other non-procurement program from or with any Governmental Entity, at any tier.
“Government Official” has the meaning given to such term in Section 4.26.
“Governmental Entity” shall mean any nation or government, including the United States Government and any foreign government, or supranational or international body or quasi-governmental body, any federal, national, state, local, department or political subdivision or instrumentality thereof, any court and any administrative agency or other regulatory body, instrumentality, authority, agency, board, bureau, self-regulatory authority or other entity or official thereof exercising executive, legislative, judicial, regulatory or administrative functions thereof.
“Hazardous Materials” means any chemicals, materials, wastes or substances that are defined, regulated, listed or defined under any Environmental and Safety Requirements due to their hazardous or deleterious properties (including, without limitation, substances defined as “hazardous substances,” “hazardous materials,” “hazardous waste,” “pollutant or contaminant,” “petroleum” or “natural gas liquids” in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, or comparable state and local statutes or in the regulations pursuant to said statutes).
“HIPAA” means, collectively, the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, as amended and supplemented by the Health Information Technology for Clinical Health Act of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations, when each is effective and as each is amended from time to time.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indemnifiable Losses” has the meaning given to such term in Section 9.2(b).
“Indemnified Party” has the meaning given to such term in Section 9.2(b).
“Indemnifying Party” has the meaning given to such term in Section 9.2(b).
“Indemnity Escrow Account” means the Escrow Account established with respect to the Indemnity Escrow Amount.
“Indemnity Escrow Amount” means an amount equal to one half of one percent (0.5%) of the Base Price.
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“Indemnity Escrow Fund” has the meaning given to such term in Section 2.4(a).
“Independent Accounting Firm” has the meaning given to such term in Section 2.3(c)(iii).
“Information Privacy and Security Laws” means all applicable Legal Requirements relating to the Processing of Protected Information, including the following Legal Requirements and implementing regulations or regulatory guidance promulgated thereunder, each as amended from time to time: HIPAA, the Privacy Act of 1974, any applicable Legal Requirements relating to sensitive health data including AIDS/HIV, human tissue or other human biological samples, and any applicable Legal Requirements relating to data-related consents, authorizations, registrations, protections, security, or breach notification.
“Interim Statements” has the meaning given to such term in Section 4.5(a)(ii).
“IT Assets” means all computer systems, including software (such as programs and applications, object and source code, databases, algorithms, and documentation), hardware, databases, firmware, middleware and platforms, interfaces, systems, networks, information technology equipment, facilities, websites, infrastructure, workstations, switches, data communications lines and associated documentation used or held for use by or on behalf of the Company in connection with their respective products, services and business operations.
“Latest Balance Sheet” has the meaning given to such term in Section 4.5(a)(ii).
“Leased Real Property” has the meaning given to such term in Section 4.7.
“Legal Requirements” shall mean all laws of any nation or political subdivision thereof, including, without limitation, all federal, state, provincial, local, or foreign statutes, regulations, ordinances, Orders, decrees, bylaws, and all policies, guidelines, notices and protocols of any Governmental Entity (to the extent that they have force of law), and any other laws or principles of common law, including, without limitation, those now or at any time hereafter in effect.
“Liabilities” means any and all debts, liabilities and obligations, whether known or unknown, asserted or unasserted, liquidated or unliquidated, accrued or fixed, absolute or contingent, matured or not, determined or determinable or due or to become due.
“Licensed Proprietary Rights” means all Proprietary Rights not owned by the Company that are licensed to the Company and: (i) related to, used, held for use, or intended for use in connection with the conduct of the Company’s business as currently conducted; or (ii) incorporated into or otherwise used in connection with any products or services of the Company.
“Lien” means any mortgage, pledge, hypothecation, lien (statutory or otherwise), preference, priority, security interest, easement, covenant, restriction, option, right of first refusal or first offer, preemptive rights, voting agreement or other encumbrance of any kind or nature whatsoever.
“Losses” means all claims, demands, suits, proceedings, judgments, losses, liabilities, damages, Taxes, payments, interest, awards, costs, fees and expenses of every kind and nature
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(including without limitation reasonable attorneys’ fees and fines and penalties), subject to the limitations set forth in Section 9.3(g).
“Maryland Indebtedness” means all outstanding and unpaid principal, accrued and unpaid interest, accrued fees, other charges and prepayment penalties, break fees or premiums relating to obligations of the Company under that certain Loan Agreement, dated February 26, 2014, between the Company and the Department of Business and Economic Development, a principal department of the State of Maryland, as modified by the Modification to Loan Agreement, effective as of December 31, 2016, together with that certain Promissory Note dated February 26, 2014 made by the Company payable to the Department of Business and Economic Development and that certain Economic Development Fund Agreement, dated September 13, 2013, between Montgomery County, Maryland and the Company.
“Material Adverse Effect” means any change, circumstance, development, state of facts, condition, occurrence, event or effect, taken alone or in the aggregate with any of the foregoing, (a) that has had or would reasonably be expected to have a material adverse effect on or with respect to the businesses, properties, assets, operations, Liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of the Company, taken as a whole; or (b)  that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the ability of the Company or Seller to consummate the transactions contemplated by, or perform its obligations under, this Agreement or any other Transaction Document; provided that Material Adverse Effect shall not include any event or effect arising out of or resulting from (i) a change (after the date hereof) in or the enactment of any Legal Requirement or any change in the interpretation thereof; (ii) any change or event relating to the general economy of any nation or region in which the Company operates; (iii) any change or event generally relating to the industries in which the Company operates; (iv) compliance by the Seller or Buyer with the terms of, or taking any action required by, this Agreement or any Transaction Document; or (v) the public announcement, execution or performance of this Agreement by the Seller, the Company or Buyer or the consummation of the transactions contemplated hereby (but not including any breach of any Contract arising out of the announcement, execution or performance of this Agreement or the consummation of the transactions contemplated hereby), except in the cases of clauses (i), (ii) and (iii), solely to the extent any impact on the Company is not disproportionate relative to similarly situated businesses in the industries in which the Company operates and in which case only the incremental disproportionate impact may be taken into account in determining whether a Material Adverse Effect has occurred.
“Material Contracts” has the meaning given to such term in Section 4.11(a).
“Material Customer” has the meaning given to such term in Section 4.21.
“Material Supplier” has the meaning given to such term in Section 4.21.
“Net Working Capital” means the excess of the Company’s current assets, other than Excluded Current Assets, over the Company’s current liabilities, other than Excluded Current Liabilities, in all cases as reflected on the Preliminary Closing Balance Sheet or the Final Closing Balance Sheet, as applicable, and determined in accordance with the Statement Principles.
{N0221423 } 9

“Net Working Capital Target” means an amount equal to $8,364,817.88.
“Objection Notice” has the meaning given to such term in Section 2.3(c)(i).
“Open Source Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is licensed or distributed as free software, open source software, or pursuant to similar licensing or distribution models, including software licensed or distributed under any of the following licensing or distribution models, or licensing or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License.
“Order” means any decision, injunction, judgment, order, decree, ruling, or verdict entered or issued by any Governmental Entity.
“Organizational Documents” means, with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the articles or certificate of limited partnership; (d) if a limited liability company, the articles of organization or certificate of formation and operating agreement, regulations, limited liability company agreement, or company agreement; (e) if another type of entity, any other charter, trust agreement or similar document adopted or filed in connection with the creation, formation or organization of the entity; and (f) any amendment or supplement to any of the foregoing.
“Other Post-Closing Seller Expenses” has the meaning given to such term in Section 7.2.
“Outstanding ESOP Indebtedness” means the aggregate amount of principal and accrued and unpaid interest, which is equal to $19,113,349.00, under that certain loan from the Company to the Seller pursuant to the terms of the Amended and Restated ESOP Loan and Pledge Agreement, dated September 15, 2016.
“Owned Proprietary Rights” means all Proprietary Rights that are owned or purported to be owned by the Company and (i) related to, used, held for use, or intended for use in connection with the conduct of the Company’s business as currently conducted, or (ii) incorporated into or otherwise used in connection with any products or services of the Company.
“Party” or “Parties” means Buyer, Company and/or the Seller, as the case may be.
“PCI DSS” means the Payment Card Industry Data Security Standard issued by the Payment Card Industry Security Standard Council, as may be amended from time to time.
“Permits” has the meaning given to such term in Section 4.16(a).
“Permitted Liens” means (a) statutory Liens arising by operation of Legal Requirement with respect to a liability which is not delinquent; (b) Liens for current Taxes, assessments, fees and other charges by Governmental Entities that are not yet due and payable and for which
{N0221423 } 10

adequate reserves have been established on the Latest Balance Sheet equal to such contested amount that may thereafter be paid without penalty; (c) statutory materialmen’s, mechanics’, carriers’, workers’, warehousemen’s, repairers’, landlords’, lessors’ and other similar Liens relating to obligations incurred in the ordinary course of business consistent with past practice with respect to amounts that are not yet due and payable; (d) pledges, deposits or other Liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation) which are not yet due and payable or are being contested in good faith by appropriate Action; and (e) any Lien arising under any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing relating to personal property, in each case entered into in the ordinary course of business.
“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any Governmental Entity.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.
“Preliminary Closing Balance Sheet” means the Company’s good faith and reasonable projection of the Final Closing Balance Sheet prepared as set forth in Section 2.3(b).
“Process” or “Processing” means the receipt, collection, monitoring, maintenance, recording, organization, structuring, adaption or alteration, retrieval, consultation, creation, transmission, use, analysis, processing, handling, access, disclosure, transfer, storage, deletion, combination, destruction, security, or other use of Protected Information.
“Proprietary Rights” means all of the following items, along with all income, royalties, damages and payments due or payable with respect thereto, including damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world: (i) patents, provisional and non-provisional patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, national stage entry, supplemental protection certificate, extension, continuation, continuation-in-part, or reexamination thereof; (ii) trademarks, service marks, trade dress, logos, trade names, brand names, and corporate names, or other indicia of origin, together with all goodwill associated therewith; (iii) copyrights (including copyrights in software and firmware), registered or unregistered and copyrightable works, works of authorship; mask works; (iv) trade secrets, confidential, proprietary, or non-public information (whether or not a trade secret under applicable Legal Requirements), including ideas, know-how, product development techniques or plans, research and development information, algorithms, concepts, discoveries, improvements, procedures, drawings, specifications, designs, plans, proposals, technical data, financial data, business and marketing plans, pricing policies, operational methods, customer and supplier lists and related information, employee data and new personnel acquisition plans, and consultant arrangements; (v) computer software and software systems (including data, databases and related documentation); (vi) domain names web addresses, websites, uniform resource locators (URLs), tools, and social media accounts; (vii) licenses or other agreements to or from third parties
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regarding any of the foregoing; (viii) all copies and tangible embodiments of the foregoing (in whatever form or medium) whether or not specifically listed herein; and (ix) all registrations, applications, and renewals for any of the foregoing.
“Protected Information” means, collectively, any information that (i) identifies (or in combination with other information may identify), relates to, describes, is capable of being associated with, or can be reasonably linked, directly or indirectly, to a natural person, household, computer or device, including an individual’s name, address, telephone number, e-mail address, date of birth, photograph, social security number or tax identification number, bank account information, credit card number, biometric identifiers, persistent identifiers including IP address, medical or health information, and insurance information; (ii) is governed, regulated, or protected by one or more Legal Requirements concerning information relating to an identified or identifiable natural person or PCI DSS; (iii) the Company receives on behalf of its customers; (iv) is covered by Information Privacy and Security Laws; or (v) is subject to a confidentiality obligation or in which the Company has Proprietary Rights.
“Purchase Price Allocation” has the meaning given to such term in Section 7.6.
“Real Estate Lease” has the meaning given to such term in Section 4.7.
“Records” has the meaning given to such term in Section 7.12(a).
“Related Person” means with respect to a particular Person, each current Affiliate or any immediate family member of any of the foregoing.
“Related Person Arrangements” has the meaning given to such term in Section 4.25.
“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, migrating or dumping of Hazardous Materials into the Environment.
“Representatives” means, with respect to a Person, such Person’s officers, directors and employees or legal, financial, internal and independent accounting and other advisors and representatives.
“RWI Policy” means that certain transactional risk insurance policy to be underwritten by Beazley, insuring Losses suffered by Buyer as the named insured, in substantially the form delivered by Buyer to the Seller prior to the execution of this Agreement.
“SAR” means an award of cash-settled stock appreciation rights granted under the SAR Plan.
“SAR Acknowledgement” has the meaning given to such term in Section 2.5.
“SAR Holder” means a holder of a SAR.
“SAR Payment” and “SARs Payments” have the meaning given to such terms in Section 2.5.
“SAR Plan” means the Company 2010 Long-Term Incentive Plan.
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“Schedules” has the meaning given to such term in Section 3.3(a).
“Section 338(h)(10) Election” has the meaning given to such term in Section 7.6.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” has the meaning given to such term in the Preamble.
“Seller Expense Escrow Account” means the Escrow Account with respect to the Seller Expense Escrow Amount.
“Seller Expense Escrow Amount” means an amount equal to $350,000.00.
“Seller Expense Escrow Fund” has the meaning given to such term in Section 2.4(a).
“Seller Indemnifiable Losses” has the meaning given to such term in Section 9.2(b).
“Seller Indemnitees” has the meaning given to such term in Section 9.2(b).
“Seller Transaction Costs” means the amounts unpaid prior to the Closing and representing the sum of all fees (including without limitation filing fees) and expenses incurred by the Company or the Seller in connection with the consummation of the Closing Transactions, this Agreement, the Transaction Documents and the transactions contemplated by this Agreement. Seller Transaction Costs shall include without limitation (a) the fees and expenses of counsel, investment bankers, accountants and other experts incident to the negotiation and preparation of this Agreement and the Transaction Documents, and the consummation of the transactions contemplated by this Agreement; (b) fifty percent (50%) of all Transfer Taxes; (c) the aggregate amount of all premiums required by the Company to obtain the Tail Policies pursuant to Section 7.10; (d) fifty percent (50%) of all costs and expenses related to the RWI Policy in accordance with Section 7.4; (e) any discretionary bonuses, retention bonuses, or any sale, transaction or change-of-control bonuses or severance (including the employer portion of any withholding and payroll Taxes attributable to any such payments), payable to any current or former employee of the Company as a result of or in connection with the transactions contemplated by this Agreement and promised or arranged by the Company or Seller on or before the Closing, including those set forth on Schedule 1(b); (f) the employer portion of any withholding and payroll Taxes attributable to the SARs Payments; (g) fifty percent (50%) of all fees payable pursuant to the Escrow Agreement; and (h) reasonable out-of-pocket expenses with respect to the preparations and filing any Tax Returns for a Pre-Closing Tax Period and such Taxes described in Section 7.7(a)(i).
“Sexual Misconduct Allegation” has the meaning given to such term in Section 4.18(g).
“Shares” has the meaning set forth in the recitals.
“Statement Principles” means with respect to the calculation of Cash, Debt, Seller Transaction Costs and Net Working Capital, the rules, principles and policies, together with a sample calculation, set out in Exhibit B attached hereto which shall be in accordance with GAAP, except as otherwise set forth on Exhibit B.
“Tail Policies” has the meaning given to such term in Section 7.10.
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“Tax” (and, with correlative meaning, “Taxes,” and “Taxing”) means any (a) federal, state, local or foreign income, net investment income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, escheat or unclaimed property, natural resources, severance, stamp, occupation, premium, windfall profits, environmental (including under Section 59A of the Tax Code), customs, duties, real property, real property gains, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other tax of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; (b) liability of any Person for the payment of any amounts of the type described in clause (a) arising as a result of being (or ceasing to be) a member of any “affiliated group” (as that term is defined in Section 1504(a) of the Tax Code) (or being included in any Tax Return relating thereto); and (c) liability for the payment of any amounts of the type described in clause (a) or (b) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.
“Tax Code” means the Internal Revenue Code of 1986, as amended.
“Tax Consideration” means the consideration that Buyer is treated as having paid for the Shares for federal income Tax purposes, taking into account, solely for federal income Tax purposes, any liabilities of the Company that are deemed to have been assumed by Buyer for purposes of calculating consideration pursuant to Sections 338 and 1060 of the Tax Code and Treasury Regulations promulgated thereunder.
“Tax Return” means any return, declaration, report, claim for refund or credit, information return or other document (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes or the administration of any Legal Requirement relating to any Taxes.
“Third Party Claim” has the meaning given to such term in Section 9.5(a).
“Trade Control Laws” means collectively, all statutory and regulatory requirements of the United States and other jurisdictions to the extent applicable to the operations of the Company related to export controls, economic sanctions, trade embargoes, imports of goods and payment of customs duties and fees, including the Arms Export Control Act (22 U.S.C. §§ 2778 et. seq.), the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the Export Administration Regulations (15 C.F.R. Parts 730-774.) and associated executive orders, and the Legal Requirements implemented by the Office of Foreign Assets Controls, United States Department of the Treasury (31 C.F.R. Parts 500-599).
“Transaction Documents” means this Agreement, the Escrow Agreement and all other instruments, documents or agreements executed and delivered pursuant to Article II and Article III of this Agreement in connection with the consummation of the Closing Transactions contemplated herein.
“Transfer Taxes” has the meaning given to such term in Section 7.7(a)(iv).
“Trustee” has the meaning given to such term in the Preamble.
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“Warranty Termination Date” means the fifteen (15) month anniversary of the Closing Date.
ARTICLE II
PURCHASE AND SALE
2.1. Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, the Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase from the Seller, the Shares, free and clear of all Liens, for the consideration specified in Section 2.2.
2.2. Purchase Price; Closing Payment. The aggregate purchase price for the Shares shall be an amount equal to the Estimated Purchase Price as of the Closing, as later adjusted pursuant to Section 2.3 hereof to become the Final Purchase Price. The Closing Payment shall be paid on the Closing Date as follows:
(a) Estimated Debt of the Company to be paid at Closing by Buyer on behalf of the Company, by wire transfer of immediately available funds to the accounts and in the amounts specified by the Company not later than three (3) Business Days prior to the Closing Date;
(b) Estimated Seller Transaction Costs, by Buyer on behalf of the Company or the Seller, as applicable, by wire transfer of immediately available funds to the accounts and in the amounts specified by the Seller not later than three (3) Business Days prior to the Closing Date;
(c) The SARs Payments, by Buyer, by wire transfer or delivery of immediately available funds, to be paid to the Company to be paid out by the Company to the SAR Holders in accordance with Section 2.5 hereof;
(d) The Escrow Amount to the Escrow Agent to deposit into one or more separate escrow accounts to hold and disburse pursuant to the terms of the Escrow Agreement (the “Escrow Accounts”); and
(e) The remainder of the Closing Payment after reductions for the amounts set forth in Sections 2.3(a)-(d) shall be paid by Buyer by wire transfer of immediately available funds to an account designated in writing by the Seller no later than three (3) Business Days prior to the Closing Date.
2.3. Purchase Price Adjustment.
(a) The Final Purchase Price shall be finally agreed upon or determined in accordance with Sections 2.3(b) and 2.3(c). When the Final Purchase Price has been finally
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agreed upon or determined, payments shall be made within five (5) Business Days thereof, as follows:
(i) If the Final Purchase Price is greater than the Estimated Purchase Price, Buyer shall promptly pay to the Seller such excess by wire transfer to an account designated by the Seller.
(ii) If the Final Purchase Price is less than the Estimated Purchase Price, then the amount of such shortfall shall be promptly paid by the Seller to Buyer out of the Adjustment Escrow Amount in accordance with the Escrow Agreement by wire transfer to an account designated by Buyer. At Buyer’s sole election, to the extent that the amount owed to Buyer pursuant to this Section 2.3(a)(ii) exceeds the Adjustment Escrow Amount, the amount of such excess shall promptly be paid out of the Indemnity Escrow Amount. The Seller shall have no obligation to make any further payment to Buyer to the extent that the amount owed to Buyer pursuant to this Section 2.3(a)(ii) exceeds the Escrow Amount. With respect to the payments contemplated by this Section 2.3(a)(ii), the Seller and Buyer will deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to pay on behalf of the Seller, within the time periods required for such payment by the Escrow Agreement, an amount equal to any such payment from the Adjustment Escrow Account and, if applicable, the Indemnity Escrow Account.
(iii) Any amounts related to matters which are not Disputed Items shall be paid as if no Objection Notice was delivered within five (5) Business Days of the earlier to occur of (A) delivery of an Objection Notice by the Seller and (B) the date upon which the Final Purchase Price has been finally agreed upon or determined in accordance with Sections 2.3(b) and 2.3(c).
(b) Preliminary Closing Balance Sheet. At least three (3) Business Days prior to the Closing Date, the Seller shall deliver to Buyer a certificate signed by the Executive Officers of the Company certifying the estimate of the Preliminary Closing Balance Sheet of the Company setting forth the Estimated Closing Cash, Estimated Debt, Estimated Seller Transaction Costs and the Estimated Net Working Capital, together with the Seller’s calculation of the Estimated Purchase Price, together in each case with reasonable supporting documentation and work papers related thereto. The Preliminary Closing Balance Sheet shall be prepared consistent with the Statement Principles. In the event that, no fewer than two (2) Business Days prior to the Closing Date, Buyer notifies the Seller of any errors that Buyer believes are contained in the Preliminary Closing Balance Sheet, Seller shall in good faith consider Buyer’s comments relating to such errors, and, if Seller agrees that there are errors, Seller shall amend the Preliminary Closing Balance Sheet to correct such errors.
(c) Final Closing Balance Sheet.
(i) Following the Closing, Buyer shall prepare and deliver to the Seller no later than the seventy-fifth (75th) day following the Closing Date, a proposed Final Closing Balance Sheet of the Company setting forth the proposed Final Closing Cash, Final Debt, Final Seller Transaction Costs and Final Net Working Capital, together with Buyer’s calculation of the Final Purchase Price, together in each case with reasonable supporting
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documentation and work papers related thereto. The Final Closing Balance Sheet shall be prepared consistent with the Statement Principles. Buyer’s proposed Final Closing Balance Sheet and calculation of the Final Purchase Price delivered to the Seller shall be final and binding on the Parties unless the Seller objects within thirty (30) days after receipt thereof by: (1) notifying Buyer in writing of each objection; and (2) delivering to Buyer a written statement describing in reasonable detail the basis for each objection along with the Seller’s proposed Final Closing Balance Sheet and calculation of the Final Purchase Price, which shall set forth the proposed amount of each item with respect to which Seller objects and reasonable supporting detail with respect to the calculation thereof (the notice and statements contemplated by the immediately preceding clauses (1) and (2), the “Objection Notice”); provided that the Seller may not dispute the Statement Principles. Any component of Buyer’s proposed Final Closing Balance Sheet and calculation of the Final Purchase Price that is not the subject of an objection by the Seller shall be final and binding on the Parties. If Buyer agrees with the objection(s) of the Seller, the Seller’s proposed Final Closing Balance Sheet and the Seller’s calculation of the Final Purchase Price, then the Seller’s proposed Final Closing Balance Sheet and calculation of the Final Purchase Price shall be final and binding on the Parties.
(ii) Throughout the period following the Closing Date, Buyer shall permit the Seller and its counsel, accountants and other advisors reasonable access to the books and records and appropriate accounting personnel of the Company in connection with the Final Closing Balance Sheet and calculation of the Final Purchase Price.
(iii) The Parties shall use commercially reasonable efforts to resolve any items of disagreement described in Section 2.3(c)(i) as set forth in the Objection Notice; provided, however, that if the Parties are unable to resolve such items of disagreement in a written agreement with respect to all such objections set forth in the Objection Notice within thirty (30) days following Seller’s delivery of the Objection Notice, then upon written notice from the Seller to Buyer, or from Buyer to the Seller, the items for which there is disagreement set forth in the Objection Notice for which the Parties have not reached written resolution (the “Disputed Items”) shall be submitted for resolution to the McLean, Virginia office of BDO USA, LLP or, if such firm is unable or unwilling to act, such other firm of independent accountants of national standing to which the Parties agree and which has not performed services for the Company, the Seller or Buyer within the preceding three (3) year period (the “Independent Accounting Firm”). Within fifteen (15) Business Days after the Independent Accounting Firm has been retained, the Seller and Buyer shall furnish, at its own expense, to the Independent Accounting Firm and the other Party a written statement setting forth its respective computations of the proposed Final Closing Cash, Final Debt, Final Seller Transaction Costs and Final Net Working Capital, together with its respective proposed calculation of the Final Purchase Price, and such Party’s position (together with specific information, evidence and support for such position) with respect to each Disputed Item. Within ten (10) Business Days after the expiration of such fifteen (15) Business Day period, the Seller and Buyer may deliver to the Independent Accounting Firm and to the other Party its response to the other Party’s position on each Disputed Item. With each submission, the Seller and Buyer may also furnish to the Independent Accounting Firm such other information and documents as it deems relevant and shall furnish to the Independent Accounting Firm such information and documents as may be requested by the Independent Accounting Firm, in each case with appropriate copies or
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notification being given to the other Party. In connection with such process, there shall be no hearings, oral examinations, testimony, depositions, discovery or other similar proceedings conducted by any Party or by the Independent Accounting Firm, except that the Independent Accounting Firm may, in its discretion, require a conference with the Seller and Buyer, at which conference each Party shall have the right to present additional documents, materials and other information as requested by the Independent Accounting Firm in writing and to have present its advisors, counsel and accountants. The Independent Accounting Firm shall be directed to promptly, and in any event within sixty (60) days after its appointment pursuant to this Section 2.3(c)(iii), render its decision on the Disputed Items. The decision of the Independent Accounting Firm on each Disputed Item may not be greater than the higher position of Buyer or the Seller nor lower than the lower position of Buyer or the Seller with respect to such Disputed Item and shall be limited to fixing mathematical errors and determining whether the items in dispute were determined in accordance with this Agreement and the Statement Principles. The determination of the Independent Accounting Firm as to any Disputed Item shall be final and binding on Buyer and the Seller, except in the case of fraud or manifest error by or on the Independent Accounting Firm. The Independent Accounting Firm’s determination as to each Disputed Item shall be set forth in a written statement delivered to the Seller and Buyer, which shall include the Independent Accounting Firm’s determination of the Final Closing Balance Sheet, including setting forth Final Closing Cash, Final Debt, Final Seller Transaction Costs and Final Net Working Capital and the Final Purchase Price. The Independent Accounting Firm shall also determine the proportion of its fees and expenses to be paid by the Seller, on one hand, and Buyer, on the other hand, based in inverse proportion to the amount with respect to which the Independent Accounting Firm has accepted the positions of each Party relative to the aggregate amount contested by such Party and each Party shall pay its respective amount, if any, within thirty (30) days after receipt of an invoice therefor from the Independent Accounting Firm. For example, if the Seller submits a Disputed Item to the Independent Accounting Firm with a value of $100,000 and the Independent Accounting Firm awards $75,000 to the Seller, the Seller shall bear 25% of the Independent Accounting Firm’s fees and expenses and Buyer shall bear 75% of the Independent Accounting Firm’s fees and expenses.
2.4. Escrow Amounts.
(a) The Adjustment Escrow Amount, as adjusted from time to time, together with any interest or other income earned thereon, shall be referred to herein as the “Adjustment Escrow Fund,” the Indemnity Escrow Amount, as adjusted from time to time, together with any interest or other income earned thereon, shall be referred to herein as the “Indemnity Escrow Fund,” and the Seller Expense Escrow Amount, as adjusted from time to time, together with any interest or other income earned thereon, shall be referred to herein as the “Seller Expense Escrow Fund.”
(b) The Adjustment Escrow Fund shall be distributed by the Escrow Agent in accordance with Section 2.3(a) and this Section 2.4(b) and the Escrow Agreement. Within ten (10) days after the final determination of the Final Purchase Price pursuant to Section 2.3, the Seller and Buyer shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to Seller the amount of the Adjustment Escrow Fund, if any, then remaining.
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(c) The Indemnity Escrow Fund shall be distributed by the Escrow Agent in accordance with Section 2.3(a), this Section 2.4(c), Article IX and the Escrow Agreement. Within ten (10) days following the Warranty Termination Date, the Seller and Buyer shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to Seller the amount of the Indemnity Escrow Fund then remaining, minus an amount sufficient to cover any outstanding and unpaid claims for indemnification under Article IX against the Seller in its capacity as an Indemnifying Party made prior to the Warranty Termination Date. After the applicable date on which all or a portion of the Indemnity Escrow Fund is released pursuant to the foregoing sentence, upon the settlement or final determination of all prior or pending claims for indemnification under Article IX against the Seller in its capacity as an Indemnifying Party, the Seller and Buyer shall deliver joint written instructions to the Escrow Agent to release (i) to Buyer for the benefit of the applicable Buyer Indemnitee as a result of such settlement or determination and (ii) to the Seller, the excess, if any, of the balance of the Indemnity Escrow Fund.
(d) To the extent the ESOP incurs any Other Post-Closing Seller Expense and the Trustee determines in the reasonable exercise of its fiduciary discretion that such Other Post-Closing Seller Expense may not be paid out of the assets of the ESOP under Legal Requirements, the Trustee shall give written notice as promptly as practicable to Buyer, which specifies in reasonable detail (in light of the circumstances then known by Seller) the facts and circumstances constituting the basis for such reimbursement claim (including providing copies of invoices or similar documentation supporting such claim) and the amount, to the extent known, of the claim asserted for which Seller requests distribution of the Seller Expense Escrow Fund (an “Expense Claim Notice”). Upon Buyer’s receipt of an Expense Claim Notice, the Seller and Buyer shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to the recipient specified in such Expense Claim Notice the amount specified in such Expense Claim Notice from the Seller Expense Escrow Account. Within ten (10) days following the Warranty Termination Date, the Seller and Buyer shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to Seller the amount of the Seller Expense Escrow Fund then remaining, minus an amount sufficient to cover any outstanding and unpaid reimbursement claims made pursuant to an Expense Claim Notice prior to such date.
2.5. Stock Appreciation Rights. Each SAR that is outstanding as of immediately prior to the Closing shall entitle the SAR Holder to receive an amount, payable in cash, equal to the amount determined in accordance with the SAR Plan and applicable award agreement upon a “Change in Control” (as defined in the SAR Plan), provided that, notwithstanding anything in the SAR Plan to the contrary, (a) payment in respect of the SARs shall be made to the SAR Holders at the same time(s) consideration for the Shares is received by the Seller, including, for the avoidance of doubt, when the Escrow Amount, if any, is paid to the Seller and (b) the “Fair Value” (as defined in the SAR Plan) of a Share for purposes of determining the amount of such payments shall be equal to the amount of consideration received for each Share pursuant to this Agreement (each payment, a “SAR Payment,” and the aggregate amount of such payments, the “SARs Payments”). The Company shall obtain from each SAR Holder entitled to receive a SAR Payment an agreement between the Company and such SAR Holder pursuant to which the
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SAR Holder acknowledges and agrees to the amount of the SAR Payment as full consideration for his or her outstanding SAR (the “SAR Acknowledgment”).
2.6. Withholding Rights. Notwithstanding any other provision in this Agreement to the contrary, the Company and the Escrow Agent shall have the right to deduct and withhold Taxes from any payments to be made hereunder (including any payments to be made under the Escrow Agreement) if such withholding is required by Legal Requirement and to collect any necessary Tax forms, including Form W-9, or any similar information. The party so withholding undertakes to remit the amount withheld to the appropriate Tax authority no later than the time such remittance is required under applicable Legal Requirements. To the extent that amounts are withheld and paid to the appropriate Tax authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the applicable Person in respect of which such deduction and withholding was made. Notwithstanding anything to the contrary set forth herein, any compensatory payments contemplated to be made pursuant to this Agreement (including the SARs Payments) shall be directed to the Company to be paid through its payroll to the appropriate Person (without interest and less any applicable withholding Taxes).
2.7. Cash Swept at Closing. On the Closing Date, the Company shall distribute to Seller no more than $13,926,110 dollars of Cash on hand immediately prior to Closing.
ARTICLE III
CLOSING
3.1. Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Saul Ewing Arnstein & Lehr LLP, 1919 Pennsylvania Avenue, N.W., Washington, D.C. 20006, at 10:00 AM, Eastern time, and, to the extent permitted by Legal Requirements and GAAP, shall be treated as effective for Tax and accounting purposes as of 11:59 p.m. on the Closing Date (the “Effective Time”), on the date of this Agreement after all of the conditions to Closing set forth in Article VIII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date) (the “Closing Transactions”). The date on which the Closing takes place is herein referred to as the “Closing Date.”
3.2. Closing Deliverables.
(a) At or prior to the Closing, the Company and the Seller, as applicable, shall deliver to Buyer the following:
(i) the Escrow Agreement, duly executed by the Trustee and the Escrow Agent;
(ii) assignments to Buyer of the Shares, free and clear of all Liens in form and substance reasonable satisfactory to Buyer;
(iii) certificates, dated as of the Closing Date and signed by each of the Company and the Trustee that each of the conditions set forth in Section 8.2(a), Section 8.2(b), and Section 8.2(d) has been satisfied;
{N0221423 } 20

(iv) written confirmation pursuant to Treasury Regulations Section 1.1445-2(b) that the Seller is not a foreign person within the meaning of Section 1445 of the Tax Code, duly executed by the Seller and in form reasonably satisfactory to Buyer;
(v) with respect to the Company, a certificate of an officer of the Company dated the Closing Date, in form and substance reasonably satisfactory to Buyer as to (1) the Organizational Documents of the Company and the Company being in good standing (including attaching the Organizational Documents in effect as of the date of this Agreement and as of the Closing Date and certificates of good standing or qualification to do business, as applicable, dated not more than five (5) Business Days prior to the Closing Date issued by the Secretary of State of the State of Delaware and by each state in which the Company is qualified to do business as a foreign corporation), (2) the resolutions authorizing the actions taken by the board of directors of the Company to authorize this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including evidence of compliance with the Company’s Organizational Documents and (3) the incumbency and signatures of the officers of the Company executing this Agreement and the other Transaction Documents, agreements, instruments and other documents executed by or on behalf of such Company pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby;
(vi) a certificate, dated as of the Closing Date, executed by the Trustee and an executive officer of the Company, certifying as to the flow of funds on the Closing Date, in a form acceptable to Buyer;
(vii) a certificate, dated as of the Closing Date, executed by the Trustee, certifying (A) as to the authorization of the execution, delivery and performance of this Agreement and the transactions contemplated hereby by the ESOP and (B) that the Trustee has complied with all provisions set forth in Section 7.5(a) and Section 7.5(c);
(viii) payoff letters and evidence of the irrevocable release of all outstanding Debt to be paid at Closing and all Liens with respect to the Debt, in form and substance reasonably satisfactory to Buyer;
(ix) a copy of the duly executed ESOP Opinion;
(x) evidence of termination of the SAR Plan, in form and substance reasonably satisfactory to Buyer;
(xi) SAR Acknowledgements, duly executed by the Company and each SAR Holder;
(xii) resignations of all directors and officers of the Company, except as otherwise designated by Buyer;
(xiii) two (2) duly executed originals of Internal Revenue Service Form 8023;
(xiv) all books and records of the Company, including the corporate minute book, stock ledger book, corporate charters and minutes;
{N0221423 } 21

(xv) evidence reasonably satisfactory to Buyer of the termination of Related Person Arrangements and satisfaction in full all obligations with respect thereto;
(xvi) evidence reasonably satisfactory to Buyer of delivery of the notices and receipt of the third-party consents, as applicable, identified on Schedule 3.2(a)(xvi);
(xvii) evidence reasonably satisfactory to Buyer of the termination of any powers of attorney executed and delivered or otherwise issued to the Seller or any of its Affiliates by or on behalf of the Company;
(xviii) evidence reasonably satisfactory to Buyer that upon payment of the amount of the Seller Transaction Costs by Buyer on behalf of the Company at Closing pursuant to each engagement letter identified on Schedule 3.2(a)(xviii), or upon payment by the Company prior to Closing of the payment obligations thereunder, the Company shall have no further payment obligations to the payees under such engagement letters; and
(xix) such other instruments or documents, in form, scope and substance reasonably satisfactory to Buyer, as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents.
(b) At the Closing, Buyer shall deliver to the Seller the following:
(i) the Closing Payment, on behalf of Seller to the recipients set forth in Sections 2.2(a)-(d) and to Seller pursuant to Section 2.2(e);
(ii) the Escrow Agreement, duly executed by Buyer;
(iii) a certificate, dated not earlier than ten (10) days prior to the Closing Date, of the secretary of state or similar Governmental Entity of the jurisdiction under the laws of which Buyer is organized stating that Buyer is in good standing or has comparable active status in such jurisdiction;
(iv) a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 8.3(a) and Section 8.3(b) has been satisfied;
(v) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer dated the Closing Date, in form and substance reasonably satisfactory to the Seller as to (1) the resolutions authorizing the actions taken by the board of directors or other governing body of Buyer to authorize this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, and (2) the incumbency and signatures of the officers of Buyer executing this Agreement and the other Transaction Documents, agreements, instruments and other documents executed by or on behalf of Buyer pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby;
(vi) a copy of the final RWI Policy; and
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(vii) such other instruments or documents, in form, scope and substance reasonably satisfactory to the Seller, as the Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents.
3.3. Schedules.
(a) Delivery of Schedules. Contemporaneously with the execution and delivery of this Agreement, the Company and Seller are delivering the schedules described in this Agreement (collectively, the “Schedules”) to Buyer.
(b) Disclosure on Schedules. If a document or matter is disclosed in any Schedule delivered pursuant to an identified Section of this Agreement, it shall be deemed to be disclosed for purposes of any other Section of this Agreement, provided that the relevance of the disclosure to such other Section is readily apparent from the wording on the face of the disclosure. The disclosure of a document or matter on a Schedule is not intended as a representation or warranty as to the material nature of such document or matter nor does it establish any standard of materiality upon which to judge the inclusion or omission of other documents or matters in any Schedule or constitute an admission of liability, violation or delinquency with respect to any Contract, Legal Requirement or Permit. No reference to or disclosure of any item or other matter in the Schedules shall be construed as an admission or indication that such item or other matter is required to be referred to or disclosed in the Schedules, so therefore matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Schedules. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature, and, therefore, inclusion of any item in the Schedules (i) do not constitute a determination by the Company that such matters are material or establish a standard of materiality or modify any definition of materiality in this Agreement, (ii) do not represent a determination that such item did not arise in the ordinary course of business, (iii) relating to any possible breach or violation of any agreement, law or regulation shall not be construed as an admission or indication that any such breach or violation exists or has actually occurred, and (iv) shall not constitute, or be deemed to be, an admission to any third party concerning such item. All capitalized terms used in any Schedule that are not otherwise defined in the Schedules shall have the definitions specified in this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
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The Company hereby represents and warrants to Buyer the following:
4.1. Ownership of Shares; Authority.
(a) Ownership of Shares. The Shares held by the Seller constitute all of the issued and outstanding shares of the Company’s capital stock. Except as set forth on Schedule 4.1(a), the Seller is the legal and beneficial owner of, and has good, valid and marketable title to, the Shares, free and clear of all Liens (other than Permitted Liens). The Shares have been duly authorized and validly issued and are fully paid and non-assessable. Upon purchase and payment therefor and delivery to Buyer at the Closing in accordance with the terms of this Agreement, Seller will transfer good, valid and marketable title to the Shares to Buyer free and clear of all Liens.
(b) Authority. The Company has all requisite corporate power, authority and capacity to enter into this Agreement and all other Transaction Documents to which the Company is a party and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company, and no other action on the part of the Company is necessary to authorize this Agreement or the Transaction Documents or to consummate the transactions contemplated hereby or thereby. This Agreement constitutes, and each of the other Transaction Documents to which the Company may be a party shall when executed and delivered by the Company constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency or other Legal Requirements affecting creditors’ rights generally and limitations on the availability of equitable remedies.
4.2. Organizational Matters Regarding the Company.
(a) Organization and Qualification; Power. The Company is a corporation, duly incorporated and validly existing under the laws of the State of Delaware. The Company is duly qualified and in good standing (or has comparable status) in each of the jurisdictions listed on Schedule 4.2(a) which are the only jurisdictions where the nature of its activities require such qualification or licensing, except where the failure to qualify would not reasonably be expected to have a Material Adverse Effect. The Company has all requisite corporate power and authority to lease, own and operate all of its properties and assets and to carry on its business as it is now being conducted.
(b) Subsidiaries. The Company does not hold capital stock or any other equity interest, either of record, beneficially or equitably, in any Person, or the right to acquire such capital stock or other equity interest.
(c) Certificates; Organizational Documents; Records. The Company has made available to Buyer true and complete copies of the stock records of the Company and the Organizational Documents of the Company, as amended and in effect on the date of this Agreement. The books and records of the Company are, in all material respects, complete and
{N0221423 } 24

correct and are maintained in a manner consistent with past practice. The current officers and directors of the Company are as set forth on Schedule 4.2(c).
4.3. Capitalization of the Company. A complete list of all of the issued and outstanding Shares of the Company, all of which are held by the Seller, is set forth on Schedule 4.3. The authorized capital stock of the Company consists of 3,000,000 shares of common stock, par value $0.0001 per share, of which 360,262 shares are issued and outstanding immediately prior to the cancellation of the Outstanding ESOP Indebtedness pursuant to Section 7.5(b). At Closing, immediately after the cancellation of the Outstanding ESOP Indebtedness pursuant to Section 7.5(b), 288,989 shares of common stock of the Company shall be issued and outstanding. The Shares constitute all of the issued and outstanding shares of the Company’s common stock. All of the Shares have been duly authorized and validly issued, are fully paid and nonassessable. No equity interests in the Company are reserved for issuance or are held as treasury equity. Except for this Agreement and the SARs, there are no outstanding options, warrants, conversion rights, phantom stock, profit participation, stock appreciation or other rights to subscribe for or purchase, or other Contracts with respect to, any equity interests of the Company or pursuant to which the Company is or may become obligated to issue, redeem, exchange, transfer, sell, dispose of, purchase or otherwise acquire or otherwise cause to become outstanding any of its capital stock or other equity interests of the Company. There are no voting trusts, stockholder agreements, proxies or other similar Contracts or understandings, including any rights of first refusal or preemptive rights, in effect with respect to the voting or the transfer of any of the Shares or other equity interests in the Company. Schedule 4.3 sets forth a true and accurate list of each SAR outstanding and includes (a) the name of the SAR Holder, (b) the number of Shares underlying the SAR, (c) the “Base Value” set forth in the award agreement for the SAR and (d) the date(s) on which the SAR vests. Each outstanding SAR was granted with a “Base Value” that was not less than “fair market value” as of the grant date as determined under Section 409A of the Tax Code.
4.4. Absence of Company Conflicts. Except as set forth on Schedule 4.4, neither the execution, delivery and performance of this Agreement or any other Transaction Document by the Company nor the consummation by the Company of the transactions contemplated hereby or thereby has or will: (a) conflict with or cause any breach of any of the provisions of, constitute a default under, cause a violation of, give any third party the right to terminate or to accelerate any obligation under, or create any Lien upon any asset, in each case under the provisions of (i) the Company’s Organizational Documents, (ii) any Material Contract or (iii) any Legal Requirement by which the Company is bound or to which the Company or any asset of the Company is subject, and solely with respect to subsections (a)(ii) and (a)(iii) of this Section 4.4, which would reasonably be expected to cause a Material Adverse Effect; or (b) without limiting the foregoing, except as may be required by the HSR Act or under any other antitrust or competition Legal Requirement or by any other antitrust or competition Governmental Entity, require any Consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity or any other Person, including pursuant to any Material Contract.
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4.5. Financial and Accounting Records; Undisclosed Liabilities; Internal Controls.
(a) Attached as Schedule 4.5(a) are the following (collectively, the “Financial Statements”):
(i) the audited balance sheet of the Company and the related statements of operations and equity, and cash flows, for the fiscal years ended December 31, 2016, December 31, 2017 and December 31, 2018 (collectively, the “Annual Financial Statements”); and
(ii) the unaudited interim balance sheet of the Company dated March 31, 2019 and the related unaudited interim statements of operations and cash flows for the three (3) month period ending on March 31, 2019 (such balance sheet being referred to herein as the “Latest Balance Sheet” and such financial statements being collectively referred to herein as the “Interim Statements”).
(b) Except as set forth on Schedule 4.5(b), the Financial Statements (i) were prepared from, and are consistent with, the books and records of the Company, and (ii) present fairly, in all material respects, the financial position of the Company taken as a whole, and the results of its operations and its cash flows as of the respective dates thereof and for the periods referred to therein, taken as a whole, in each of cases (i) and (ii) in accordance with GAAP consistently applied during the periods involved (subject in the case of interim or unaudited statements to the absence of notes and normal year-end adjustments, which are not reasonably expected to be material, either individually or in the aggregate).
(c) Except as set forth in Schedule 4.5(c), the Company has no Liabilities, except: (i) Liabilities which are appropriately reflected or reserved against on the face of the Latest Balance Sheet; (ii) Liabilities which have been incurred in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet which are not material in amount (but excluding Liabilities arising out of a breach of, or default under, any Contract, breach of warranty, tort, infringement or Action); and (iii) Liabilities which are otherwise not material to the Company, individually or in the aggregate.
(d) The Company maintains a system of accounting established and administered in accordance with GAAP. The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide assurance that: (i) the Company maintains no off-the-book accounts and that the Company’s assets are accessible and used only in accordance with the Company’s management directives; (ii) transactions are executed with management’s authorization; (iii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets; (iv) access to the assets of the Company is permitted only in accordance with management’s authorization; (v) the reporting of assets of the Company is compared with existing assets at regular intervals; and (vi) accounts, notes and other receivables are periodically verified for actual amounts and recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis.
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4.6. Absence of Changes. Except as described on Schedule 4.6 or as specifically required by this Agreement, since December 31, 2018, the Company has conducted its business in the ordinary course of business consistent with past practice and not:
(a) made any material change to the Company’s business;
(b) experienced a change, circumstance, development, state of facts, condition, occurrence, event or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(c) suffered any theft or material damage, destruction or casualty Loss to any material asset or any material portion of its assets (whether or not covered by insurance), or any material destruction of its books and records;
(d) sold, leased, assigned or transferred any material asset or any material portion of its assets (other than in the ordinary course of business consistent with past practice);
(e) incurred, assumed or guaranteed any indebtedness for borrowed money, other than borrowings in the ordinary course of business consistent with past practice;
(f) waived any right of material value except in the ordinary course of business and consistent with past practice;
(g) made or granted any bonus or any wage, salary, benefit or compensation increase other than in the ordinary course of business consistent with past practice to any officer of the Company, except pursuant to the terms of any Material Contract required to be set forth on Schedule 4.11(a);
(h) except in the ordinary course of business consistent with past practice and the SARs Payments, entered into or modified any employment, severance, termination, retention, change of control or similar agreements or arrangements related to any employee, or made or granted any bonuses, salary increases, severance or termination pay to any employee or other increase in the compensation or benefits provided to any current or former employee of the Company;
(i) (i) amended its Organizational Documents (whether by merger, consolidation or otherwise), (ii) issued, sold, transferred, pledged, disposed of or encumbered any of its capital stock or other equity interests or any commitments or rights of any kind to acquire any of its capital stock or other equity interests, (iii) purchased or otherwise acquired directly or indirectly any of its capital stock or other equity interests, or any instrument or security which consists of or includes a right to acquire such capital stock or other equity interests; (iv) declared or paid any dividends or distributions on or with respect to any of its capital stock or other equity interests; (v)  granted any options, warrants or other rights to purchase or otherwise acquire equity interests or other securities of or any stock appreciation, phantom stock or other similar right with respect to the Company; (vi) effected any recapitalization, reclassification, stock split or any other change in the capitalization of the Company or (vii) formed any new subsidiary (if such subsidiary would be a direct or indirect subsidiary of the Company);
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(j) adopted a plan of, or conducted any, complete or partial liquidation, dissolution, winding-up, merger, consolidation, restructuring or other reorganization of the Company, or acquired, by merging or consolidating with, or agreeing to merger or consolidate with, or purchase substantially all of the assets of, or acquire any equity of, or otherwise acquire, a business or any corporation, partnership, association or other business organization or division;
(k) changed in any material respect any of the accounting policies or methods used by it or changed the fiscal year of the Company;
(l) mortgaged or pledged or granted, created, assumed, subjected to or otherwise incurred any Lien on any of its assets;
(m) canceled any Debts or claims (other than in the ordinary course of business consistent with past practice);
(n) entered into, modified or terminated, or delivered notice of an intent to enter into, modify or terminate, any Material Contract or waived or accelerated any material rights, or deferred any material liability or breach of default under any Material Contract other than in the ordinary course of business consistent with past practice;
(o) entered into any material transaction with any director, officer or employee of the Company except on an arms’ length basis;
(p) made or committed to make any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate.
(q) experienced any labor dispute or disturbance materially adversely affecting the business operations, prospects or financial condition of the Company, including, to the Company’s Knowledge, the filing of any petition or charge of unfair labor practice with any Governmental Entity, efforts to effect a union representation election, actual or threatened employee strike, work stoppage or slowdown;
(r) made any loan or advance of money or other property by the Company to any employee other than business travel advances, use of a Company credit card in the ordinary course of business consistent with past practice or any loans which may have been satisfied prior to the date hereof;
(s) (i) to the extent affecting the Company or its properties, business or assets, and neither has Seller (with respect to the Company) (A) settled or compromised any Tax liability, (B) amended any Tax Return, (C) entered into any closing agreement with respect to any Tax, (D) surrendered any right to claim a Tax refund, or (E) consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment related to the Company; or (ii) made, and neither has Seller (with respect to the Company) made, any Tax election which would have any effect on or be binding on the Company subsequent to the Closing;
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(t) settled, proposed settlement or compromised any threatened or pending Action related to the Company involving payments by or to the Company in excess of $50,000 with respect to each such Action, or in excess of $100,000 in the aggregate;
(u) assigned, transferred, sold or otherwise disposed of, or permitted to lapse, any rights to the use of, any Company Proprietary Rights; and
(v) authorized or made any agreement to do any of the foregoing, other than negotiations with Buyer and its Representatives regarding the transactions contemplated by this Agreement or the other Transaction Documents.
4.7. Title to and Condition of Assets. The Company does not hold and has never held fee simple title to any real property. Schedule 4.7(a) sets forth a correct and complete listing of all real property leased, subleased or licensed by the Company as lessee (“Leased Real Property”) and all written leases, subleases or licenses for the Leased Real Property (or description of any verbal leases, subleases or licenses for the Leased Real Property) (each, a “Real Estate Lease”). The Company has made available to Buyer a true and complete copy of each Real Estate Lease. The Company has a valid leasehold interest in the Leased Real Property, in each case free and clear of all Liens, except for Permitted Liens. Except as otherwise set forth on Schedule 4.7(a), with respect to each Real Estate Lease: (a) the Company has been in peaceful possession of the Leased Real Property covered by such Real Estate Lease, (b) the Company has not subleased, licensed or granted to any Person the right to use or occupy all or any portion of the Leased Real Property covered by such Real Estate Lease (or any portion thereof) or assigned its interest in such Real Estate Lease other than to a lender as security for Debt which will be paid in full at Closing, (c) there are no material defaults on the part of the Company or, to the Company’s Knowledge, on the part of the lessor under such Real Estate Lease, and, to the Company’s Knowledge, no event has occurred which would give rise to a material default under such Real Estate Lease after notice or expiration of a cure period, (d)  such Real Estate Lease is in full force and effect and is a complete statement of the agreement of the parties with respect to the leasing of the Leased Real Property described therein by the lessor to the lessee, and (e) there is no outstanding dispute between the lessor and the lessee under such Real Estate Lease. No written notice of any planned condemnation, requisition or taking of any Leased Real Property (or any portion thereof) has been served upon the Company and, to the Company’s Knowledge, no such condemnation, requisition or taking is threatened or contemplated. Each Leased Real Property has adequate rights of way access to public ways and all water, sewer, gas, electric, telephone facilities, and community services are available to and located at the Leased Real Property in a capacity so as to adequately serve the improvements currently located thereon in a manner consistent with the normal operation of the Company’s business, as conducted prior to the Closing. Each Leased Real Property is in good operating condition and repair, free of any material defect (including latent or patent structural, mechanical or other significant defect, soil condition or deficiency in the improvements), and is adequate for the uses for its intended purposes in a manner consistent with the normal operation of the Company’s business, as conducted prior to Closing. Except for the Liens as set forth on Schedule 4.7(b), the Company owns or leases all of its assets free and clear of all Liens other than Permitted Liens. All of the Company’s tangible assets with an individual value greater than $5,000 are in normal operating condition and repair (subject to normal wear and tear). The assets of the Company constitute all
{N0221423 } 29

of the assets and properties used or held for use in the business of the Company and are sufficient in all material respects for Buyer and its Affiliates to conduct the business of the Company immediately following the Closing in the manner conducted by the Company immediately prior to the Closing.
4.8. Powers of Attorney. Except as set forth on Schedule 4.8, there are no employees or agents of the Company or the Seller, or, to the Company’s Knowledge, any other Persons, who hold powers of attorney to act with respect to the Company or any of its assets.
4.9. Taxes. Except as set forth on Schedule 4.9:
(a) The Company has timely filed all income and other material Tax Returns required to be filed, and all such Tax Returns have been prepared in compliance in all material respects with all applicable Legal Requirements and each such Tax Return was, when filed, true, complete and accurate in all material respects;
(b) There is not in force any extension of time with respect to the due date for the filing of any Tax Return of the Company;
(c) There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to timely pay any Tax;
(d) All Taxes required to be paid (whether or not reflected on any Tax Return) have been timely paid (or are being contested in good faith) and, if not yet due and payable, the Company has made provisions for such Tax liability on the Financial Statements in accordance with GAAP;
(e) All Tax withholding and deposit requirements imposed on the Company have been satisfied in full in all respects. The Company has correctly and properly reported all wages and salaries with respect to employees;
(f) The Company has not received any written notices of any material outstanding Tax deficiencies, assessments or adjustments with respect to the Company which have not been paid or resolved, and no consent has been given with respect to the Company to extend the time in which any Tax may be assessed or collected by any Taxing authority, which extension remains in effect;
(g) There are no ongoing Tax audits or administrative or judicial proceedings against the Company and no material written claim has been received by the Company from a Taxing authority in a jurisdiction where the Company does not pay Taxes or file Tax Returns to the effect that it is or may be subject to Taxes assessed by such jurisdiction which claim has not been resolved;
(h) The Company is, and at all times since 1989 has been, qualified and treated as an S corporation within the meaning of Tax Code Section 1361 and under all corresponding provisions of applicable state, local, and foreign law, to the extent they recognize S corporation status, no action has been taken that terminated the Company’s status as an S
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corporation and no Tax authority has challenged in writing the effectiveness of this election, which challenge has not been resolved;
(i) The Company has no assets that, if sold for their fair market value, would give rise to Tax under Tax Code Section 1374 (or any similar provision pursuant to state or local Tax law);
(j) The Company is not a party to any Tax allocation, indemnity or sharing arrangement;
(k) The Company has not engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 or any predecessor thereto;
(l) The Company has not been a distributing corporation or a controlled corporation in a transaction intended to be governed by Tax Code Section 355; and
(m) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of (i) a change in accounting method, (ii) use of an improper method of accounting for any taxable period ending on or prior to the Closing Date, (iii) any installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amounts received on or prior to the Closing Date, (v) any “closing agreement” as described in Tax Code Section 7121 (or any corresponding or similar provision of state, local, or foreign Tax law) executed on or prior to the Closing Date, or (vi) Tax Code Section 108(i) or Tax Code Section 965(h) or comparable provisions of state, local, or foreign Tax laws.
4.10. Bank Accounts; Letters of Credit. Schedule 4.10(a) contains a true and complete list of each bank, financial institution and brokerage company in which the Company has an account together with the type of account and the names of all Persons authorized to draw thereon or have access thereto. Schedule 4.10(b) contains a true and complete list of each letter of credit, surety, performance and other bonds or similar Contract that the Company has provided, issued or entered into or for which the Company is the primary obligor, in each such case to support or facilitate the customer Contracts or Real Estate Leases of the Company and, with respect to such Contracts, no claim as been made against any such Contract since January 1, 2016 which has not been paid in full.
4.11. Contracts and Commitments.
(a) Listing. Except for the Transaction Documents, Schedule 4.11(a) sets forth a complete and correct list of each of the following Contracts to which the Company is a party or its assets are bound (the Contracts required to be so listed, together with the Current Government Contracts and Grants required to be listed on Schedule 4.22(a)(i) and the Real Estate Leases, the “Material Contracts”), including, except for any Transaction Document:
(i) any employment or severance agreement with any officer, individual employee or other Person currently employed by the Company;
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(ii) any Contract relating to Debt, or a Contract under which the Company is bound to make annual payments in excess of $250,000 and pursuant to which a Lien other than a Permitted Lien was placed on any material asset of the Company, or granting a third party a security interest in any of the Company’s assets;
(iii) any guaranty by the Company under which the Company has directly or indirectly guaranteed indebtedness, Liabilities or the performance or payment obligation of any Person;
(iv) any lease under which the Company is the lessor of, or permits any third party to hold or operate, any property, real or personal, for which the annual rental exceeds $250,000;
(v) any Contract with a vendor, consultant, or independent contractor for the purchase of products or services under which the undelivered balance of such products and services in the next twelve (12) months has a sales price in excess of $250,000;
(vi) any Contract relating to the leasing, licensing, disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business consistent with past practice in an amount which exceeds $250,000;
(vii) any Contract which imposes any material geographic or other restriction upon the ability of the Company to freely engage in its business anywhere in the world, or compete with any Person, either directly or indirectly, including non-competition, non-solicitation, no-hire and standstill obligations, rights of first refusal or first offer, exclusivity rights and “most favored nation” provisions and provisions regarding the exclusive supply of goods or services;
(viii) any Contract with any customer involving annual payments to the Company in excess of $500,000 (excluding any Current Government Contracts and Grants, which are required to be listed separately on Schedule 4.22(a)(i));
(ix)  any Contract with any supplier involving annual payments by the Company in excess of $250,000;
(x) any Contract which involves a partnership, joint venture or similar agreement involving co-investment with a third party, or profit-sharing or shareholders’ agreement entered into with another Person;
(xi) any collective bargaining agreement, labor agreement, or other contractual obligation between the Company and any labor union;
(xii) any Contract (A) granting a third party any license under, or access to, any Company Proprietary Rights, or (B) pursuant to which the Company has been granted any license to any Proprietary Rights (other than off-the-shelf software licenses for widely commercially-available software products having an annual fee of $250,000 or less);
(xiii) any contract relating to capital expenditures that involves total remaining payments of more than $250,000 in the aggregate;
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(xiv) any settlement agreement or other Contract relating to the settlement of or involving claims by or against the Company under which (A) the Company has material outstanding obligations or (B) conditions precedent to settlement thereof have not been satisfied;
(xv) any Contract material to the operation of the Company in which any Person has notified the Company, in writing, or, to the Company’s Knowledge, threatened, that it intends to terminate or seek to modify the material terms and conditions thereof;
(xvi) any teaming agreement;
(xvii) any Contract under which the Company has directly or indirectly made any advance, loan, extension of credit or capital contribution or, or other investments in, any Person; and
(xviii) any outstanding Contract to enter into any Contract of the type descried in the immediately preceding subsections (i)-(xvii).
(b) Absence of Breach, Cancellation or Repudiation. Seller has made available to Buyer true and complete copies of each Material Contract, including any amendments and modifications thereto. Except as described on Schedule 4.11(b): (i) all Material Contracts are in full force and effect and are valid, binding and enforceable against the Company and to the Company’s Knowledge, against any third party thereto; (ii) no Material Contract has been materially breached, cancelled (other than in accordance with the terms of such Material Contract) or repudiated by the Company, or to the Company’s Knowledge any other party thereto; and (iii) the Company has performed in all material respects all obligations required to be performed by it in connection with the Material Contracts, and the Company has not received any written claim of default under any such Material Contract that remains uncured. To the Company’s Knowledge, no event has occurred that with notice or lapse of time or both would constitute a breach or default under any Material Contract.
4.12. Proprietary Rights.
(a) Listing. Schedule 4.12(a) sets forth a complete and correct list of (i) all registered Owned Proprietary Rights and all pending applications for registration of Owned Proprietary Rights, indicating for each such item: (A) the record owner; (B) the registration or application number; and (C) the jurisdiction in which such Owned Proprietary Rights have been registered or applied; and (ii) all Licensed Proprietary Rights, indicating for each such item the licenses or agreements or arrangements (other than off-the-shelf software licenses for widely commercially-available software products having an annual fee of $250,000 or less) pursuant to which the Company is granted any rights in, to, or under any such Licensed Proprietary Rights. All registered Owned Proprietary Rights are valid, subsisting, unexpired, in good standing, and recorded in the name of the Company. The Company Proprietary Rights constitute all of the Proprietary Rights used by the Company in the ordinary operation of the Company’s business, as presently conducted, and together are sufficient for the conduct and operation of the business of
{N0221423 } 33

the Company following the Closing in substantially the same manner as presently conducted and as conducted as of immediately prior to the Closing.
(b) Ownership. Except as set forth on Schedule 4.12(b), the Company is the sole owner of and possesses all rights, title and interest in and to each of the Owned Proprietary Rights, free and clear of all Liens, and the Company has valid and enforceable rights to use all Licensed Proprietary Rights. No Loss or expiration of any Company Proprietary Rights is pending or threatened in writing.
(c) Infringement. The Company has not received from any third party any claim, notice, or demand: (i) contesting the validity, enforceability, scope, permitted use, or ownership of any Company Proprietary Rights; or (ii) relating to any infringement, misappropriation, dilution, or other violation, with respect to any Company Proprietary Rights, including any written demand that the Company obtain a license to rights from any third party. There are no currently pending claims, notices, or demands of the foregoing nature, nor to the Company’s Knowledge have any such claims been threatened against the Company. The Company is not infringing, misappropriating, diluting, or otherwise violating, nor does the conduct of the Company’s business as currently conducted infringe upon, misappropriate, dilute, or otherwise violate, any valid Proprietary Rights of any Person. The Company has not infringed, misappropriated, diluted, or otherwise violated any Proprietary Rights of any Person. To the Company’s Knowledge, no Person is infringing, misappropriating, diluting, or otherwise violating any of the Owned Proprietary Rights or any of the Licensed Proprietary Rights exclusively licensed to the Company.
(d) Development. Except as set forth on Schedule 4.12(d), at all times, each Person who has been involved in the creation, modification, or development of any Owned Proprietary Rights has executed and delivered to the Company a valid, binding, written agreement (i) pursuant to which such Person agrees to maintain the confidentiality of the confidential and proprietary information of the Company; and (ii) that includes a valid, present assignment to the Company of all Owned Proprietary Rights created, modified, or developed by such Person.
(e) Trade Secrets. The Company has taken commercially reasonable measures to maintain in confidence all trade secrets and confidential information of the Company, and, except as set forth on Schedule 4.12(e), has required recipients of any such information to execute a valid, binding and written confidentiality agreement that adequately protects the Company’s rights therein. There has been no unauthorized disclosure or use of any trade secrets constituting Owned Proprietary Rights or other confidential information of the Company, whether or not in the possession or control of the Company.
(f) Source Code. Except as set forth on Schedule 4.12(f): (i) no source code for any Company Software has been delivered, licensed, or made available; (ii) the Company does not have a duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Software; and (iii) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license or disclosure of the source code
{N0221423 } 34

for any Company Software, in each case of (i)-(iii) above, to any Person who is not an employee of the Company.
(g) Open Source Software. The Company has not incorporated any Open Source Software into any Company Software or used any Open Source Software in connection with the Company’s business in any manner that would: (i) require the disclosure or distribution of source code from any Company Proprietary Rights; (ii) require the licensing of any Owned Proprietary Rights under any Open Source Software license; or (iii) impose any other material limitation, restriction, or condition on the right of the Company to use or distribute any Owned Proprietary Right. No Open Source Software (or any derivation thereof) is incorporated into any product licensed, conveyed, or distributed by the Company.
(h) Consummation of the Transaction. Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated by this Agreement, will, with or without notice or lapse of time or both, result in, or give any other Person the right or option to cause or declare: (i) a Loss of, or Lien on, any Owned Proprietary Rights or any material Licensed Proprietary Rights; (ii) a breach of any Contract related to any Company Proprietary Rights; (iii) the release, disclosure, or delivery of any Company Proprietary Rights by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right, title, or interest under, to, or in any of the Owned Proprietary Rights or material Licensed Proprietary Rights.
4.13. Accounts Receivable and Payable and Inventory.
(a) Accounts Receivable and Payable. All of the accounts receivable of the Company represent valid obligations of third parties arising from services performed in the ordinary course of business consistent with past practice and such accounts receivable have been recorded in accordance with GAAP. To the Company’s Knowledge, such accounts receivable are not subject to any valid counterclaim, set-off, defense, security interest, claim, or other encumbrance for which a reserve has not been established on the Latest Balance Sheet, and, to the Company’s Knowledge, the Company has not received notice of any of the foregoing. To the Company’s Knowledge, all accounts payable of the Company shown on the Latest Balance Sheet arose from purchases actually made in the ordinary course of business consistent with past practice and are valid payables and have been recorded in accordance with GAAP.
(b) Inventory. Except as set forth on Schedule 4.13(b) and with respect to items for which reserves have been established, including without limitation reserve for spare parts, all inventory reflected on the Latest Balance Sheet and which has not been sold or otherwise written down or written off consists of a quality and quantity usable in the ordinary course consistent with past management practices. A general description of the Company’s reserve policies is set forth on Schedule 4.13(b).
4.14. Litigation; Proceedings. Except as set forth on Schedule 4.14, there are no and since January 1, 2016, there have not been any material Actions pending (or to the Company’s Knowledge, threatened) against or affecting the Company at law or in equity, or before or by any Governmental Entity that (a) seek to challenge the validity or enforceability of this Agreement or seek to enjoin or prohibit consummation of, or seek other equitable relief with respect to, the
{N0221423 } 35

transactions contemplated hereby or (b) if adversely determined, would reasonably be expected to result in Liability to the Company. The Company is not a party to, or bound by, and since January 1, 2016, the Company has not been a party to nor bound by, any Order (or agreement entered into in any administrative, judicial or arbitration proceeding with any Governmental Entity) with respect to or affecting the Company or its assets.
4.15. Brokerage. Except as set forth on Schedule 4.15, there are no claims for brokerage commissions, finders’ fees or similar compensation for which the Company is, or following the Closing, the Company or Buyer shall be, liable in connection with the transactions contemplated by this Agreement or any other Transaction Document based on any arrangement or agreement made by or on behalf of the Company.
4.16. Permits; Compliance with Laws and Regulations.
(a) Governmental Permits; Notices. Schedule 4.16(a) contains a complete listing of all material governmental licenses, certifications, permits, approvals, bonds and authorizations held or owned by the Company and necessary to conduct its business as currently conducted pursuant to applicable Legal Requirements (collectively, the “Permits”). All such Permits are held or owned by the Company and are valid and in full force and effect, and constitute all Permits necessary for the Company to own, lease or operate its properties and assets and to carry on its business as currently conducted. The Company is in compliance with the terms and conditions of all such Permits and there has occurred no default (with or without notice or lapse of time or both) or violation of, or under, or event giving to any other Person any right of termination, amendment or cancellation of, any such Permit, except for such noncompliance or violation of which would not reasonably be expected to be, individually or in the aggregate, material to the Company. Neither the Company nor the Seller has received written notice of any Action related to the revocation, withdrawal, modification or termination of such Permits. None of such Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the consummation of the transactions contemplated hereby or in the Transaction Documents.
(b) Compliance with Laws. Except as set forth on Schedule 4.16(b), the Company is, and for the past five (5) years has been, in compliance in all material respects with all applicable Legal Requirements relating to the operation of its business, and the ownership of its assets, including without limitation all zoning, fire, plumbing, health and safety Legal Requirements and Trade Control Laws and Anti-Corruption Laws, and no notice has been served upon the Company claiming a violation of any of the foregoing.
4.17. Employee Benefit Plans.
(a) Employee Benefit Plans. Schedule 4.17(a) contains a true and complete list of all Employee Benefit Plans. The Company has made available to Buyer a true, correct and complete copy of (i) each writing constituting a part of such Employee Benefit Plan, including all amendments thereto; (ii) the annual report (Form 5500 Series) and accompanying schedules with respect to each Employee Benefit Plan (if any such report was required) for the three most recent plan years; (iii) the current summary plan description and any material modifications thereto, if any; and (iv) the most recent determination or opinion letter from the Internal Revenue
{N0221423 } 36

Service issued with respect to any Employee Benefit Plan intended to be qualified under Section 401(a) of the Tax Code.
(b) Employee Benefit Plan Compliance. Each Employee Benefit Plan has been administered and is in compliance in all material respects with its terms and with all applicable Legal Requirements, including ERISA and the Tax Code. Each Employee Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Tax Code has been operated and maintained in material operational and documentary compliance with Section 409A of the Tax Code and applicable guidance thereunder. There is no accumulated funding deficiency in connection with any Employee Benefit Plan and no reportable event has occurred in connection with any Employee Benefit Plan. All of the Employee Benefit Plans which are intended to meet the requirements of Section 401(a) of the Tax Code have been determined by the Internal Revenue Service to be “qualified” within the meaning of the Tax Code and the Company has received a favorable determination letter or opinion letter from the Internal Revenue Service with respect thereto, and, nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of the qualified status of any Employee Benefit Plan. All contributions to each Employee Benefit Plan that may have been required to be made in accordance with the terms of such Employee Benefit Plan and applicable Legal Requirements have been made in a timely manner.
(c) Certain Plan Obligations. The Company does not have any obligation to contribute to (or any other liability, including current or potential withdrawal liability, with respect to), and neither the Company nor any entity that at any time during the past six years was deemed to be a “single employer” with the Company pursuant to Sections 414(b), (c), (m) or (o) of the Tax Code has ever contributed to or been obligated to contribute to, (i) any “multiemployer plan” (as that term is defined in Section 3(37) of ERISA), or (ii) any employee plan which is a “defined benefit plan” (as that term is defined in Section 3(35) of ERISA), whether or not terminated. No Employee Benefit Plan provides medical or death benefits with respect to current or former employees or other service providers beyond their termination of employment or service, other than coverage mandated by Section 4980B of the Tax Code and commonly known as “COBRA.”
(d) Benefit Claims. No Person has asserted any claim under any Employee Benefit Plan, other than routine claims for benefits or which is fully covered by the maintained insurance or, if not insured, for which an adequate reserve is reflected on the Financial Statements.
(e) 280G. Except as set forth on Schedule 4.17(e), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event or events) will (i) entitle any current or former employee or director of the Company to severance pay or any increase in severance under any Employee Benefit Plan, (ii) entitle any current or former employee or director of the Company to any compensation or benefit under any Employee Benefit Plan or result in the acceleration of payments or benefits to any current or former employee or director of the Company, (iii) give rise to any payment (or acceleration of vesting of any amount or benefits) that will be an “excess parachute payment” as defined in Section 280G of the Tax Code or (iv) result in breach or violation of or default under, or limit Buyer’s right to amend, modify or
{N0221423 } 37

terminate, any Employee Benefit Plan. The Company does not have any obligation to gross-up, indemnify or otherwise reimburse any individual for excise taxes, interest or penalties incurred pursuant to Section 4999 of the Code.
4.18. Employees.
(a) Since January 1, 2016, the Company has complied in all material respects with applicable Legal Requirements relating to the employment of personnel and labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other Taxes.
(b) Schedule 4.18(b) contains a list of all employees of the Company (including any employee of the Company who is on leave of absence or on layoff status) as of the date hereof, along with: (i) their titles; (ii) their dates of hire; (iii) their current salaries or wages; (iv)  their home location; (vi) their classification as exempt or nonexempt under the Fair Labor Standards Act (“FLSA”); and (vii) their status as an active or inactive employee. The Company does not have any contractual or other working arrangements with any Person employed by a staffing firm or other provider of temporary employees.
(c) The Company is not a party to or bound by any Contract, collective bargaining agreement, commitment or arrangement with any labor union and except as set forth on Schedule 4.18(c), since January 1, 2016, the Company has not experienced any strike, work stoppage, requests for representation, picket, work slow-down, unfair labor practice claim, labor arbitration, grievance or other material employee or labor dispute. There has been no and there presently is no organizational effort being made or, to the Company’s Knowledge, threatened by or on behalf of any labor union with respect to the employees of the Company.
(d) The Company has not conducted in the prior twelve (12) months a “mass layoff,” “relocation,” “plant closing,” or “termination” as defined by the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar “mass layoff” or “plant closing” Legal Requirements, or any similar applicable Legal Requirement that requires advance notice of group personnel or employment actions.
(e) To the Company’s Knowledge, no regular or leased employee, consultant, or independent contractor of the Company is in violation of any material term of any employment contract, confidentiality, non-competition, non-solicitation, or other proprietary rights agreement or any other Contract relating to the right of such Person to be employed by, or provide services to the Company.
(f) The Company does not have any Liability with respect to the misclassification of any Person as an independent contractor rather than as an employee, or as an “exempt” employee rather than a “non-exempt” employee (within the meaning of the FLSA), or with respect to such Person’s status as a leased employee. The Company maintains accurate and complete records of all overtime hours worked by each employee eligible for overtime compensation and compensates all employees in accordance with the requirements of the FLSA and the applicable Legal Requirements of all jurisdictions in which the Company maintains employees.
(g) No allegation, complaint, charge or claim (formal or otherwise) of sexual harassment, sexual assault, sexual misconduct or similar behavior (a “Sexual Misconduct Allegation”) has been made against any person who is or was an officer, director or supervisory-
{N0221423 } 38

level employee of the Company in such Person’s capacity as such or, to the Company’s Knowledge, in any other capacity, and the Company has not entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement, or any Contract or provision similar in effect to the foregoing, relating directly or indirectly to any Sexual Misconduct Allegation against the Company or any Person who is or was an officer, director, employee or independent contractor of the Company.
4.19. Insurance. Schedule 4.19 sets forth a true and complete list of each insurance policy owned or maintained by the Company. Such policies are in full force and effect, and are valid, outstanding and enforceable policies subject to the terms, conditions, exclusions and limitations contained therein. Such policies provide insurance in such amounts and against such risks as is sufficient to comply in all material respects with applicable Legal Requirements and requirements under any Material Contract. All premiums due and payable on the insurance policies required to be set forth on Schedule 4.19 have been paid in full and all premiums with respect thereto concerning all periods up to and including the Closing will have been paid. The Company is not in default under, and has not otherwise failed to comply in any material respect with, any provision contained in the insurance policies required to be set forth on Schedule 4.19. The Company has, with respect to any claim that relates to any damage, impairment or Loss that is potentially covered under an applicable insurance policy, duly made all available claims under such insurance policy covering or related to any such claim in accordance with the terms of the applicable insurance policy. There are no pending claims against any insurance policy required to be listed on Schedule 4.19 as to which the insurers have questioned, denied or disputed liability or with respect to which the insurers have an outstanding reservation of rights, and the Company has not received any written notice of cancellation, non-renewal, premium increase (other than customary increases generally applicable to such insurer’s customers), amendment, alteration of coverage, dispute or rejection as to coverage with respect to any such insurance policy. The insurance policies required to be listed on Schedule 4.19 (x) do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company; and (y) to the Company’s Knowledge, are issued by insurers who are financially solvent.
4.20. Environmental Matters. Except as set forth on Schedule 4.20:
(a) Compliance Generally. The Company is, and for the past five (5) years has been, in compliance in all material respects with and has no material liability under applicable Environmental and Safety Requirements.
(b) Permits. Since January 1, 2014, the Company has obtained and is in compliance in all material respects with all Permits that are required pursuant to applicable Environmental and Safety Requirements for the occupation of its facilities and the operation of its business. A true and complete list of all such Permits, all of which are valid and in full force and effect, is set out in Schedule 4.20(b).
(c) Claims. Since January 1, 2014, the Company has not received any written claim, complaint, citation, report or other written notice regarding any Liabilities or any investigatory, remedial or corrective obligations, arising under applicable Environmental and Safety Requirements (“Environmental Claims”), and no other Environmental Claims are pending or, to the Company’s Knowledge, threatened.
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(d) Releases. The Company has not caused, and to the Company’s Knowledge, no other person has caused a Release of Hazardous Materials at, on, under, or from the Leased Real Property or any real property formerly owned, operated or leased by the Company, such that the Company is or would reasonably be expected to be subject to material Liability. The Company has not arranged, by Contract, agreement, or otherwise, for the transportation, disposal or treatment of Hazardous Materials at any location such that the Company has incurred or would reasonably be expected to incur material Liability.
(e) Leased Real Property. To the Company’s Knowledge, none of the following are present at the Leased Real Property: (i) underground storage tanks, aboveground storage tanks, or emergency generators; (ii) a dump or landfill; or (iii) polychlorinated biphenyls, “toxic mold,” or asbestos-containing materials.
(f) Environmental Documents. The Company has made available to Buyer copies of all environmental assessments, reports, audits and all material documents in its possession or under its control that relate to the Company’s compliance with Environmental and Safety Requirements or the environmental condition of any real property that the Company has owned, operated or leased or is currently operating or leasing.
4.21. Material Customers and Suppliers. Schedule 4.21(a) sets forth a list of the Company’s customers for whom the Company booked revenues of $500,000 or more in fiscal years 2018 or 2017 or expects to book revenues of $500,000 or more in fiscal year 2019 (each a “Material Customer”). Schedule 4.21(b) sets forth a list of the Company’s suppliers for whom the Company incurred expenses of $500,000 or more in fiscal years 2018 or 2017 or in fiscal year-to-date 2019 (each a “Material Supplier”). Neither the Seller nor the Company has received any written, or to the Company’s Knowledge, oral, notice that any of the Material Customers or Material Suppliers (i) intend to terminate, materially reduce or otherwise materially adversely modify its relationship (including by materially decreasing the rate or amount of services obtained from the Company) with the Company or (ii) has ceased or will cease to be a customer, supplier or subcontractor of the Company, as applicable, or intends to terminate or materially modify existing Contracts with the Company.
4.22. Government Contracts and Grants.
(a) Generally. Schedule 4.22(a)(i) identifies every Government Contract or Grant for which (i) performance has not been completed or the ordering period has not expired, that involves annual payments by or to the Company in excess of $500,000 and (ii) final payment has not been received (collectively, “Current Government Contracts or Grants”). Also listed on Schedule 4.22(a)(i) and identified as a government bid is each outstanding quotation, bid, proposal or application for a Government Contract or Grant involving the Company’s business that has not been accepted or rejected for a contract award as of April 30, 2019 and which would, if entered into, constitute a Material Contract. Listed on Schedule 4.22(a)(ii) is each such Government Contract or Grant under which the Company currently is experiencing, or is likely to experience in any material respect, either cost, schedule, technical or quality problems.
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(b) Bids and Awards. (a) Each Government Contract or Grant was legally awarded, is in full force and effect, and is enforceable in accordance with its terms, (b) no such Government Contract or Grant (or, where applicable, the prime contract or grant with the Governmental Entity under which such Government Contract or Grant was awarded) is the subject of bid or award protest proceedings, and (c) no such Government Contract or Grant (or, where applicable, the prime contract or grant with the Governmental Entity under which such Government Contract or Grant was awarded) is reasonably likely to become the subject of bid or award protest proceedings. Except as set forth on Schedule 4.22(b), to the Company’s Knowledge, no facts exist that would give rise to a material claim for price adjustment under the Truth in Negotiations Act or to any other request for a material reduction in the price or awarded amount of any Government Contracts or Grants.
(c) Compliance with Contractual Terms; Inspection and Certification. Except as set forth on Schedule 4.22(c), the Company has complied in all material respects with all terms and conditions, including all clauses, provisions, specifications, and quality assurance, testing and inspection requirements of all Government Contracts or Grants, including the Federal Acquisition Regulation (“FAR”), Service Contract Act of 1963, as amended (including requirements for paying applicable Service Contract Act wage rate and fringe benefit rates), the Privacy Act, the Contract Disputes Act of 1978, as amended, the Truth in Negotiations Act of 1962, as amended, the Cost Accounting Standards (48 C.F.R. Chapter 9900, Subchapters A and B), the Uniform Administrative Requirements, Cost Principles, and Audit Requirements for Federal Awards (2 C.F.R. Part 200), the Foreign Corrupt Practices Act, and the Federal Funding and Accountability and Transparency Act where and as applicable and pertaining to each such Government Contract and each Government Bid whether incorporated expressly, by reference or by operation of law. All facts set forth in or acknowledged by any representations, certifications or disclosure statements made or submitted by or on behalf of the Company in connection with any Government Contract or Grant and its quotations, bids, proposals and applications for Government Contracts and Grants which may result in a Material Contract were current, accurate and complete in all material respects as of the date of their submission. The Company has complied in all material respects with all applicable representations, certifications and disclosure requirements under all Government Contracts and Grants and each of its quotations, bids, proposals and applications for Government Contracts or Grants. To the Company’s Knowledge, no facts exist that would reasonably be expected to give rise to material Loss to the Company under the False Claims Act (or under any similar state or local statute or regulation). Except as described in Schedule 4.22(c), the Company has not undergone, or is not undergoing, any, audit, review, inspection, investigation, survey or examination of records relating to any Government Contract or Grant (where such audit or such other activity is either outside the ordinary course of business consistent with past practice or would reasonably be expected to result in a material liability to the Company). Except as set forth in Schedule 4.22(c), no audit, review, inspection, investigation, survey or examination of records has revealed any fact, occurrence, or practice that would reasonably be expected to affect in any adverse manner the assets, business or financial statements of the Company, or its respective continued eligibility to receive and perform Government Contracts or Grants. The Company has made no payment, directly or indirectly, to any Person in violation of applicable Legal Requirements, including laws relating to bribes, gratuities, kickbacks, lobbying expenditures, political contributions and contingent fee payments.
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(d) Disputes, Claims and Litigation. Except as described in Schedule 4.22(d), there are neither any outstanding claims nor disputes by or against the Company relating to any Government Contract or Grant nor, to the Company’s Knowledge, any facts or allegations that would reasonably be expected to give rise to such a claim or dispute in the future. The Company has not initiated or received written notice of disputes between the Company and a Governmental Entity under any Legal Requirement or between the Company and any Governmental Entity, prime contractor, grantee, subcontractor, subawardee, or vendor arising under any such Government Contract or Grant. The Company has not been, and is not currently under, any administrative, civil or criminal investigation or indictment disclosed to the Company involving alleged irregularities, misstatements, omissions, violations of Legal Requirements, false statements, false claims or other misconduct relating to any Government Contract or Grant, or quotations, bids, proposals and applications for Government Contracts or Grants. The Company has not been, or is not currently, a party to any administrative or civil litigation involving alleged irregularities, misstatements, omissions, violations of Legal Requirements, false statements, false claims or other misconduct relating to any Government Contract or Grant, or quotations, bids, proposals and applications for Government Contracts or Grants, and to the Company’s Knowledge, there is no basis for any such proceeding. Except as described in Schedule 4.22(d), neither any Governmental Entity nor any prime contractor, grantee, or higher-tier subcontractor or subawardee under a Government Contract or Grant has withheld or set off, or attempted to withhold (other than the hold-backs pursuant to Contracts in the ordinary course of business consistent with past practice) or set-off, material amounts of money otherwise acknowledged to be due to the Company under any such Government Contract or Grant. Except as described in Schedule 4.22(d), neither any Governmental Entity nor any prime contractor, grantee, or higher-tier subcontractor or subawardee under an outstanding Government Contract or Grant has disallowed, or raised any basis for disallowance of, any material costs claimed by the Company under any such Government Contract or Grant, and to the Company’s Knowledge, there is no fact or occurrence that would reasonably be expected to be a basis for disallowing any such costs.
(e) Sanctions. Except as set forth on Schedule 4.22(e), neither any Governmental Entity nor any prime contractor or grantee, or higher-tier subcontractor or subawardee, under a Government Contract or Grant nor any other Person has notified the Company of any actual or alleged material violation or breach of any Legal Requirements, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification, and, to the Company’s Knowledge, no event has occurred which, with the giving of notice or the lapse of time or both, would constitute such a material violation or breach by the Company. Except as set forth on Schedule 4.22(e), the Company has not received any show cause, cure, deficiency, default or similar notices relating to any Government Contract or Grant. Neither the Company nor to the Company’s Knowledge, any other director, officer or employee of the Company has been or is currently suspended, debarred, deemed non-responsible or otherwise excluded from participation in the award or performance of any Government Contract or Grant or, to the Company’s Knowledge, proposed for suspension, debarment, or exclusion from any Governmental Entity contracting or grant recipient status, and to the Company’s Knowledge, no facts exist that would reasonably be expected to cause or give rise to such suspension or debarment or proposed suspension, debarment, or exclusion proceeding. The
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Company is not, and none of the Company’s directors, officers, or employee is, or has been under administrative, civil or criminal investigation, indictment or information by any Governmental Entity or subject to any audit or investigation by the Company with respect to any alleged act or omission arising under or relating to any Government Contract or Grant, or Government Bid. No determination of non-responsibility has ever been issued against the Company with respect to any quotation, bid, proposal or application for a Government Contract or Grant.
(f) Terminations. Except as set forth on Schedule 4.22(f), no Company Government Contract or Grant relating to the Company’s business has been canceled, terminated for convenience, terminated for default, suspended, or subject to a stop work order with respect to any Government Contract or Grant, since January 1, 2016. Except as set forth on Schedule 4.22(f), the Company has no expectation nor has it received any notice in writing, or, to the Company’s Knowledge, any other communication, terminating or indicating an intent to cancel, suspend, stop work, or terminate any Current Government Contract or Grant for default or for convenience.
(g) Proprietary Rights. In connection with each Government Contract, Grant, and Government Bid, (i) the Company has complied, in all material respects, with all requirements imposed by any Government Contract or Grant, or Legal Requirement to assert and protect its rights in technical data, computer software, and other Proprietary Rights that are material to the Company; and (ii) the Company has not received written notice challenging any proprietary markings or rights asserted by the Company in connection with any technical data, computer software, or other Proprietary Rights. Except as set forth in Schedule 4.22(g): (i) no Proprietary Rights which are currently licensed, sold or offered by the Company as a commercial item was either conceived or first reduced to practice by or on behalf of the Company in performance of a Government Contract; and (ii) no Owned Proprietary Rights were developed either exclusively or partially with funds (directly or indirectly) from the U.S. Government. The U.S. Government has acquired no more than “limited rights” or “restricted rights,” as defined in FAR 52.227 and/or DFARS 252.227, in any Proprietary Rights that was a deliverable or otherwise delivered by the Company under a Government Contract.
(h) Cost Accounting. To the extent applicable and required, the Company has cost accounting systems, estimating systems, purchasing systems, billing systems and material management systems that are in compliance in all material respects with Government Contract or Grant requirements and Legal Requirements. No Governmental Entity, prime contractor or grantee, or higher tier subcontractor or subawardee under any Government Contract or Grant has disallowed any costs claimed by the Company in excess of $100,000 in any annual incurred cost submission under any Government Contract or Grant. There has been no material claim of defective pricing, mischarging or improper payments or reimbursements on the part of the Company. The Company’s indirect rate, time-keeping and labor charging, wage classification, and the associated entries reflected in the Company’s financial statements with respect to the Government Contracts or Grants, and Government Bids are in compliance in all material respects with all applicable Legal Requirements and Government Contract and Grant provisions, including applicable cost principles and applicable cost accounting standards. The Company has not received any written notice or, to the Company’s Knowledge, any other
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communication of an unresolved significant weakness or deficiency with respect to the cost accounting system of the Company.
(i) Alteration of Government Contract or Grant. The Company has not, since January 1, 2016, received written notice, or, to the Company’s Knowledge, any other communication, that any counterparty to a Government Contract or Grant (i) has ceased or will cease to be a customer of or supplier to the Company, (ii) intends to terminate or materially modify (including by materially decreasing the rate or amount of services obtained from or provided to the Company) any Government Contract or Grant, (iii) intends to alter or amend the type of contracting vehicle for the services provided pursuant to such Government Contract or Grant, or (iv) seeks to convert any exclusive or single-source purchasing arrangement or relationship between such counterparty and the Company into a non-exclusive or multi-source arrangement or relationship.
(j) Disclosure. Except as disclosed in Schedule 4.22(j), the Company has not, since January 1, 2016, made any voluntary or mandatory disclosures to any Governmental Entity with respect to any material irregularity, misstatement, significant overpayment or violation of applicable Legal Requirement arising under or relating to any Government Contract or Grant or Government Bid, nor, to the Company’s Knowledge, has any violation occurred for which the Company is required under applicable Legal Requirements to make any such disclosure to a Governmental Entity.
(k) Facility Security Clearance. The Company does not control facilities classified for U.S. Government security purposes at a “Secret” or “Top Secret” level, does not hold a facility security clearance at any level, and does not employ individuals holding U.S. Government security clearances at any level.
4.23. Privacy and Data Security. Except as described in Schedule 4.23:
(a) Since January 1, 2016, the Company’s Processing of Protected Information has complied, and complies with, in all material respects, (i) the terms and conditions of any Contract or Government Contract or Grant or terms of use to which the Company is a party, (ii) applicable Information Privacy and Security Laws, (iii) PCI DSS, (iv) applicable policies and procedures adopted by the Company relating to Protected Information, and (v) all consents and authorizations that apply to the Company’s Processing of Protected Information, and the Company has not received any notice alleging non-compliance with any Information Privacy and Security Laws or notifying the Company of any regulatory investigation by a Governmental Entity regarding the Company’s use of Protected Information or non-compliance with Information Privacy and Security Laws.
(b) The privacy policies of the Company made available on the Company’s website governing its Processing of Protected Information accurately describe the Company’s Processing of Protected Information collected from users of that website, and the Company has complied in all material respects with such privacy policies and all published privacy policies that were in effect at the time the applicable Protected Information was collected. The Company has implemented and complies with reasonable internal policies governing the Processing of Protected Information, and those policies are consistent in all material respects with those
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customarily adopted by Persons conducting a business substantially similar to the business of the Company and all Information Privacy and Security Laws. The (i) Processing of Protected Information in connection with the transactions contemplated by this Agreement, and (ii) execution, delivery, and performance of this Agreement and the transactions contemplated by this Agreement comply with the Company’s applicable privacy notice and policies and with all Information Privacy and Security Laws. The Company shall have at least the same rights to Process Protected Information immediately after Closing as the Company had immediately before Closing.
(c) The Company uses commercially reasonable efforts to protect the integrity, security and confidentiality of all Protected Information and IT Assets against any unauthorized use, access, interruption, modification or corruption in accordance with applicable Information Privacy and Security Laws and Contract terms and conditions and prevailing industry standards. The Company has implemented and maintains, and complies, and has complied at all times since January 1, 2016, with, in all material respects, an information security program that (i) identifies internal and external risks to the security of any proprietary or confidential information in its possession, including Protected Information and the rights and freedoms of the subjects of that Protected Information; (ii) monitors and protects Protected Information and all IT Assets against any unauthorized use, access, interruption, modification or corruption; (iii) implements, monitors, and maintains appropriate, adequate and effective administrative, organizational, technical, and physical safeguards to control the risks described above in clauses (i) and (ii); (iv) is described in written data security policies and procedures; (v) assesses the Company’s data security practices, programs and risks; and (vi) maintains incident response and notification procedures, including in the case of any breach of security compromising Protected Information, in each case, in compliance, in all material respects, with all Information Privacy and Security Laws.
(d) The Company’s IT Assets perform reliably and are in material conformance with the applicable specifications and documentation for such systems. Since January 1, 2016, there has not been any material Loss, unauthorized or illegal Processing of any IT Assets or Protected Information owned, used, received, stored, controlled, secured, or otherwise Processed by or on behalf of the Company. The Company has used commercially reasonable efforts to identify, document, investigate, contain, eradicate and remediate each identified or reasonably suspected breach of the security or compromise of confidentiality of any IT Assets or Protected Information. The Company takes and has at all times since January 1, 2016, taken all commercially reasonable steps to ensure that any authorized third party collecting or handling Protected Information on behalf of the Company provides similar safeguards, in each case, in compliance with Information Privacy and Security Laws.
(e) Since January 1, 2016, the Company has performed a security risk assessment in accordance with industry standards and used commercially reasonable efforts to address and remediate all threats and deficiencies identified in such security risk assessments. Since January 1, 2016, the Company and its “workforce” (as defined by HIPAA) has not been under investigation by any Governmental Entity for a violation of any Information Privacy and Security Laws, and/or received any written, or to the Company’s Knowledge, oral, claim, complaint, inquiry, notice or audit requests from a third party or Governmental Entity relating to
{N0221423 } 45

(i) whether the Company’s Processing of Protected Information is in violation of any applicable Legal Requirements or privacy policies, or otherwise constitutes an unfair, deceptive or misleading trade practice; or (ii) any alleged “breach” (as defined in 45 C.F.R. § 164.402).
4.24. ESOP Matters.
(a) The Trustee has been duly appointed by the Company to serve as the trustee of the ESOP. The Trustee is independent of the Company, and is a trust company or national bank that has agreed to serve as the independent, third-party fiduciary for purposes of the transactions contemplated by this Agreement. The ESOP is now and has been at all times since its inception, in form, an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Tax Code and Section 407(d)(6) of ERISA, which, in form, qualifies under Section 401(a) of the Tax Code. Seller is now and has at all times since inception been, qualified under Section 501(a) of the Tax Code. The Shares held by Seller constitute “employer securities,” as defined in Section 409(l) of the Tax Code, and “qualifying employer securities,” as defined in Section 407(d)(5) of ERISA.
(b) The ESOP complies, and has been administered and operated in compliance, in all material respects, in accordance with its terms and all applicable Legal Requirements. All amendments and actions required to bring the ESOP into conformity, in all material respects, with all of the applicable provisions of the Tax Code, ERISA and other applicable Legal Requirements have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date all of which are disclosed on Schedule 4.24(b). The ESOP complies in all respects with Section 409(p) of the Tax Code and, as of the Closing Date, neither the Company nor any participant in the ESOP is or may reasonably be expected to be subject to Liability by reason of Section 4979A of the Tax Code.
(c) Neither the Company nor any “party in interest” or “disqualified person” with respect to the ESOP has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Tax Code or Section 406 of ERISA. No fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of the Seller.
(d) Except for the Outstanding ESOP Indebtedness, there is no existing Debt of the Seller or the Company relating to the ESOP.
(e) Schedule 4.24(e) sets forth a list of any documents that provide for indemnification of the fiduciaries of the ESOP or such fiduciaries’ financial advisors in connection with any prior transactions involving the ESOP or the transactions contemplated hereby.
(f) The Company has made available to Buyer true, correct and complete copies of the ESOP Documents.
(g) Seller has received, and made available to Buyer a true, correct and complete copy of the ESOP Opinion.
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4.25. Related Person Arrangements. Except as set forth on Schedule 4.25 and the Outstanding ESOP Indebtedness, no Related Person of the Company or of the Seller, nor any officer or director of the Company, or any member of such individual’s immediate family, is presently, or since January 1, 2016, has been, a party to any Contract or transaction with the Company, including any Contract or other arrangement (a) providing for the furnishing of services by or to the Company, (b) providing for the rental of real or personal property from or to the Company; or (c) otherwise requiring payments from or to any such Related Person or other Person in which any such Related Person has an interest as a significant owner, officer, director, trustee or partner in which the same has any significant direct or indirect interest (in each case, other than transactions involving services or expenses as directors, officers or employees of the Company in the ordinary course of business consistent with past practice) (all such arrangements, the “Related Person Arrangements”). After giving effect to the Closing, there will be no Related Person Arrangements or transactions between the Company, on the one hand, and the Seller or any Related Person of the Seller or the Company, nor any officer or director of the Company, on the other hand.
4.26. Certain Business Practices. No director, stockholder, trustee, officer or employee of the Company, and none of the Seller or the Company, or each of the Seller’s or the Company’s contractors, consultants, representatives, agents, distributors or other third-party intermediaries, has made, offered, promised to make or authorized, directly or indirectly, with respect to the business of the Company or any of its business activities, any illegal bribes or kickbacks, illegal political contributions, payments from corporate funds not recorded on the books and records of the Company, payments from corporate funds for any illegal contribution, gift or entertainment to Government Officials (or any employees, agents, Affiliates, representatives or family members of Government Officials) for the purpose of affecting their action or omission or the action or omission of the Person they represent, to obtain or retain favorable treatment in securing business or licenses or to obtain or retain special concessions, or illegal payments from corporate funds to obtain or retain business or induce or refrain from official action. “Government Official” includes (a) officers and employees of any Governmental Entity; (b) military personnel; (c) any private Person acting in an official capacity for or on behalf of any such Governmental Entity; (d) directors or officers and employees of Persons in which a Governmental Entity owns an interest; (e) candidates for political office at any level; (f) political parties and their officials; and (g) officers, employees or official representatives of public (quasi-governmental) international organizations (e.g., the United Nations, World Bank or International Monetary Fund). Neither the Seller nor the Company nor any of the Seller’s or the Company’s officers, directors, stockholders, trustees, employees, contractors, consultants, representatives, agents, distributors or other third-party intermediaries has violated any provision of, and the Company has established and maintains a compliance program that ensures compliance with, the Anti-Corruption Laws. No director, trustee or officer of the Seller or the Company or their contractors, consultants, representatives, agents, distributors or other third-party intermediaries is a Government Official.

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ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER
The Seller hereby represents and warrants to Buyer the following:
5.1. Authority. Each of the Seller and the Trustee have all requisite power, authority and capacity to enter into this Agreement and all other Transaction Documents to which the Seller is a party and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Seller of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Seller and the Trustee, and no other action on the part of the Seller and the Trustee is necessary to authorize this Agreement or the Transaction Documents or to consummate the transactions contemplated hereby or thereby. This Agreement constitutes, and each of the other Transaction Documents to which the Seller or Trustee may be a party shall when executed and delivered by the Seller or Trustee, constitute, a valid and binding obligation of the Seller or Trustee, enforceable against the Seller or Trustee in accordance with its terms, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency or other Legal Requirements affecting creditors’ rights generally and limitations on the availability of equitable remedies.
5.2. Organizational Matters Regarding the Seller. The Seller is a trust duly established and validly existing pursuant to the ESOP under ERISA and the Tax Code. The Seller has all requisite trust power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Trustee is a corporation, duly established and validly existing under the Legal Requirements of Tennessee law.
5.3. Absence of Seller Conflicts. Except as set forth on Schedule 5.3, neither the execution, delivery and performance of this Agreement or any other Transaction Document by the Seller nor the consummation by the Seller of the transactions contemplated hereby or thereby has or will: (a) (i) conflict with or cause any breach of any of the provisions of, (ii) constitute a default under, (iii) cause a violation of, (iv) give any third party the right to terminate or to accelerate any obligation under, or (v) create any Lien upon any asset, in each case under the provisions of the Seller’s Organizational Documents or any material Contract or Legal Requirement by which the Seller is bound or to which the Seller or any asset of the Seller is subject which would reasonably be expected to cause a Material Adverse Effect; or (b) without limiting the foregoing, except as may be required by the HSR Act or under any other antitrust or competition Legal Requirement or by any other antitrust or competition Governmental Entity, require any Consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity or any other Person, including pursuant to any Material Contract.
5.4. Litigation; Proceedings. There are no actions, suits, proceedings, Orders or investigations pending (or to the Company’s Knowledge threatened) against or affecting the Seller at law or in equity, or before or by any Governmental Entity, including in respect of the
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transactions contemplated by this Agreement or the Transaction Documents or that questions the validity of this Agreement or the Transaction Documents, or any action taken or to be taken by the Seller in connection with the consummation of the transactions contemplated hereby or thereby. The Seller is not a party to, or bound by, any Order (or agreement entered into in any administrative, judicial or arbitration proceeding with any Governmental Entity) with respect to or affecting the Seller.
5.5. Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation for which the Seller or the Company are, or following the Closing the Company or Buyer shall be, liable in connection with the transactions contemplated by this Agreement or any other Transaction Document based on any arrangement or agreement made by or on behalf of the Seller.
5.6. ESOP Matters.
(a) Except for the Outstanding ESOP Indebtedness, there is no existing Debt of the Seller or the Company relating to the ESOP.
(b) Seller has received, and made available to Buyer, a true, correct and complete copy of the ESOP Opinion.
(c) As evidenced by signing this Agreement, the Trustee, in the exercise of its fiduciary discretion under ERISA, has determined that the (i) transactions contemplated by this Agreement are in the best interests of the participants and beneficiaries of the ESOP and are fair to the ESOP from a financial point of view, (ii) the consideration to be paid to Seller under this Agreement is not less than “adequate consideration” (as defined in the proposed ESOP regulations promulgated by the Department of Labor under ERISA) and (iii) the transactions contemplated by this Agreement do not constitute a prohibited transaction or otherwise violate ERISA.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to the Seller the following:
6.1. Organization and Power. Buyer (i) is a corporation, duly incorporated and validly existing under the laws of the State of New Jersey, and (ii) is qualified to do business in every jurisdiction in which the execution, delivery and performance of its obligations under this Agreement require it to be so qualified, except as would not reasonably be expected to materially impair or materially delay the ability of Buyer to perform its obligations under this Agreement and the Transaction Documents or consummate the transactions contemplated hereby and thereby.
6.2. Authorization of Transaction. Buyer has all corporate power, authority to enter into this Agreement and all other Transaction Documents to which Buyer is a party and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Buyer of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Buyer, and no other corporate action on the part of the Buyer
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is necessary to authorize this Agreement or the Transaction Documents or to consummate the transactions contemplated hereby or thereby. This Agreement constitutes, and each of the other Transaction Documents to which Buyer is a party shall when executed and delivered by the Company, Seller and Buyer, constitute, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency or other Legal Requirements affecting creditors’ rights generally and limitations on the availability of equitable remedies.
6.3. Absence of Conflicts. Neither the execution, delivery and performance of this Agreement or any other Transaction Document by Buyer nor the consummation by Buyer of the transactions contemplated hereby or thereby has or will: (a) conflict with or cause any breach of any of the provisions of, constitute a default under, cause a violation of, give any third party the right to terminate or to accelerate any obligation under, or create any Lien upon any asset, in each case under (i) the provisions of Buyer’s Organizational Documents, (ii) any material indenture, mortgage, lease, loan agreement or instrument to which Buyer is a Party, or (iii) any Legal Requirement by which Buyer is bound or to which Buyer or any asset of Buyer is subject, and solely with respect to subsections (a)(ii) and (a)(iii) of this Section 6.3, which would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the ability of Buyer to consummate the transactions contemplated by, or perform its obligations under, this Agreement or any other Transaction Document; or (b) without limiting the foregoing, except as may be required by the HSR Act or under any other antitrust or competition Legal Requirement or by any other antitrust or competition Governmental Entity, require any Consent of any Governmental Entity or any other Person.
6.4. Brokerage. Except as set forth on Schedule 6.4, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.
6.5. Litigation. There are no actions, suits, proceedings, Orders or investigations pending, or to Buyer’s knowledge threatened, against or affecting Buyer at law or in equity, or before or by any Governmental Entity, which would reasonably be expected to adversely affect Buyer’s performance under this Agreement or the other agreements contemplated hereby to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby.
6.6. Securities Act. Buyer is an “accredited investor” as such term is defined in Rule 501 under the Securities Act. Buyer is acquiring the Shares hereunder solely for the purpose of investment and not with a view to, or in connection with, any distribution thereof in violation of the Securities Act or any applicable state securities Legal Requirement. Buyer acknowledges that the Shares are not registered under the Securities Act or any applicable state securities Legal Requirement, and that the Shares may not be sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities Legal Requirements, as applicable. Buyer (i) is a sophisticated investor with knowledge and experience in business and financial matters, (ii) has received certain information concerning the Company and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Shares, (iii) is able to bear the
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economic risk and lack of liquidity inherent in holding the Shares, and (iv) acknowledges that the sale of Shares was not made by means of any general advertisement or solicitation.
6.7. Due Diligence Acknowledged. Buyer acknowledges that it has had adequate opportunity to conduct such due diligence investigation of the Company and its business and affairs as Buyer considered appropriate. Buyer further acknowledges that it has conducted an investigation of the financial condition, assets, liabilities, operations, properties and projected operations of Company and its business in making its determination as to the propriety of the Closing Transactions, and in entering into this Agreement, has relied solely on the results of said investigation and upon its evaluation of Company and its business, affairs and prospects and the representations and warranties contained in Article IV and Article V (and the Schedules referred to therein) and any certificate of the Seller, the Trustee or the Company required to be delivered pursuant to this Agreement and not in reliance upon any other representation or warranty or omission by, or information from, the Seller, the Company, or any other party, express or implied. Buyer acknowledges and agrees that the Seller expressly disclaims all representations and warranties other than the representations and warranties set forth in Article IV and Article V (and the Schedules referred to therein) and any certificate of Seller, the Trustee or the Company required to be delivered pursuant to this Agreement. This Section 6.7 shall not limit or apply to any claim (at law or in equity) for fraud.
6.8. Solvency. Both before and after giving effect to the Closing Transactions described in this Agreement: (a) the fair value of the consolidated assets of Buyer (on a stand-alone basis), and of Buyer and its subsidiaries (taken as a whole), exceed their respective liabilities; (b) Buyer (on a stand-alone basis) does not, and Buyer and its subsidiaries (taken as a whole) do not, have unreasonably small capital; and (c) Buyer (on a stand-alone basis), and Buyer and its subsidiaries (taken as a whole), will be able to pay their respective liabilities as they mature or otherwise become due. Immediately after the Closing, and assuming the correctness of the Company’s and the Seller’s representations herein, the Company will be solvent and will have assets which have fair value in excess of its liabilities.
6.9. Buyer Financing. Buyer has internal resources available to it together with commitments from third-party financing sources in an aggregate amount sufficient to satisfy all of Buyer’s obligations under this Agreement, to perform its obligations hereunder and to otherwise consummate and to pay all applicable transaction expenses of Buyer.
6.10. No Other Representations. Buyer acknowledges and agrees that, except as expressly set forth in Article IV and Article V (and the Schedules referred to therein) and any certificate of Seller, the Trustee or the Company required to be delivered pursuant to this Agreement, neither the Seller, the Company nor any of their respective Affiliates is making any express or implied warranty of any kind whatsoever, including any representation as to (a) the physical condition or value of any of the assets of the Company or their future profitability or future earnings performance or (b) the accuracy or completeness of any information regarding the Company furnished or made available to Buyer or its representatives. Buyer understands, acknowledges and agrees that the representations and warranties set forth in Article IV and Article V (and the Schedules referred to therein) and any certificate of Seller, the Trustee or the Company required to be delivered pursuant to this Agreement constitute the sole and exclusive representations and warranties to Buyer in connection with the transactions contemplated hereby,
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and all other representations and warranties of any kind or nature, express or implied (including any relating to the future financial condition, results of operations, assets or liabilities of the Company, or implied warranties of merchantability or fitness for a particular purpose) are specifically disclaimed by the Company and the Seller, notwithstanding the delivery or disclosure to Buyer, its Affiliates and their respective officers, directors, employees and representatives of any documentation or other information. Without limiting the generality of the foregoing, Buyer understands, acknowledges and agrees that neither the Seller, the Company, nor any of their respective Affiliates makes any express or implied representation or warranty to Buyer with respect to: (i) any projections, estimates, forecasts or budgets heretofore delivered to or made available to Buyer or any of its Representatives; (ii) except as expressly covered by a representation or warranty contained in Article IV and Article V (and the Schedules referred to therein) and any certificate of Seller, the Trustee or the Company required to be delivered pursuant to this Agreement, any other information or documents (financial or otherwise) made available to Buyer, any Affiliate thereof or their respective counsel, accountants or advisers, including in certain “data rooms,” management presentations, offering memoranda or in any other form in contemplation of the transactions contemplated by this Agreement and agreements contemplated hereby; or (iii) except as expressly covered by a representation or warranty contained in Article IV and Article V (and the Schedules referred to therein) and any certificate of Seller, the Trustee or the Company required to be delivered pursuant to this Agreement, merchantability or fitness for a particular purpose. Buyer acknowledges that any estimates, forecasts, or projections furnished or made available to it concerning the Company or its properties, business or assets may not have been prepared in accordance with GAAP or standards applicable under the Securities Act, and such estimates reflect numerous assumptions, and are subject to material risks and uncertainties. The provisions of this Section 6.10 shall not apply to any claims against Seller or its Affiliates (at law or in equity) for fraud.
ARTICLE VII
COVENANTS
7.1. Press Releases and Announcements. Except for any public disclosure which is required by any Legal Requirement or stock exchange rule (in which case the disclosing Party shall give the other Party a reasonable opportunity, under the circumstances, to review and comment upon such disclosure before it is made), no press releases or other public disclosures related to this Agreement or any Closing Transaction shall be issued or made by any Party or its representatives without prior written approval of the Seller and Buyer (which approval shall not be unreasonably withheld, conditioned or delayed); provided that following the Closing, any Party may disclose the fact of and the identity of the Parties to this transaction, but not any of the economic or other terms of this Agreement except as required by applicable Legal Requirements or stock exchange rule or to its accountants, attorneys, or other advisors or Representatives.
7.2. Expenses. Except as otherwise expressly provided herein, the Seller and Buyer shall each pay all of their own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, accountants, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Transaction Documents, the performance of their respective obligations hereunder and thereunder, and the consummation of the
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transactions contemplated hereby and thereby. Notwithstanding the foregoing, the Company shall pay all of such fees, costs and expenses of the Seller incurred prior to the Effective Time. The post-Closing base annual fee of the Trustee will be treated as a plan administration expense of the ESOP and paid out of the assets held by the ESOP. The other post-Closing costs and expenses of or related to Seller, including the costs and expenses of Seller incurred with respect to the ESOP, the Trustee, the Trustee’s financial advisor, post-Closing audits of the ESOP and the Trustee’s legal counsel (the “Other Post-Closing Seller Expenses”), shall be treated as a plan administration expense of the ESOP to the extent permitted by applicable Legal Requirements and paid out of the assets held by the ESOP. To the extent the Trustee determines in the reasonable exercise of its fiduciary discretion that any such Other Post-Closing Seller Expenses may not be paid out of the assets of the ESOP under Legal Requirements, then such Other Post-Closing Seller Expenses shall be paid out of the Seller Expense Escrow Fund in the manner set forth in Section 2.4(d).
7.3. Specific Performance. The Parties agree that the assets and businesses of the Company as a going concern constitute unique property and that there may be no adequate remedy at law for the damage which any Party might sustain for failure of the other Parties to consummate the Closing Transactions and, accordingly, each Party shall be entitled, at each Party’s option, to seek the remedy of specific performance to enforce the consummation of the transactions contemplated by this Agreement in addition to all other remedies available to such Party. Each Party hereby waives the defense that there is an adequate remedy at law, and no Party shall be required to post bond or other security in order to seek the remedy of specific performance or other equitable relief under this Section 7.3. The remedies available to the Parties pursuant to this Section 7.3 will be in addition to any other remedy to which they were entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit the Parties from seeking to collect or collecting damages.
7.4. RWI Policy. Buyer shall use commercially reasonable efforts to cause the RWI Policy to be issued as of the Closing (in accordance with the terms of the binder thereof) with all premiums and costs paid in accordance with the binder and shall take reasonable actions within its control with the intent to cause such policy to remain in full force and effect thereafter, including using commercially reasonable efforts to: (a) comply in all material respects with and maintaining the RWI Policy in full force and effect, and (b) take reasonable actions within its control to satisfy on a timely basis all conditions necessary for the issuance of or continuance of coverage under the RWI Policy. Buyer shall pay or cause to be paid all costs and expenses related to the RWI Policy, including the total premium, underwriting costs, brokerage commissions, Taxes related to such policy and other fees and expenses of such policy; provided, that fifty percent (50%) of such costs and expenses shall be a Seller Transaction Cost hereunder. Seller will, and will cause the Company to reasonably cooperate with, Buyer’s efforts to obtain and bind the RWI Policy, including by making available due diligence materials reasonably requested by Buyer or its Representatives. At or as soon as reasonably practicable following the Closing, the Seller will use commercially reasonable efforts to deliver a copy of all documents in the Data Room to Buyer on compact disc, DVD or USB flash drive.

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7.5. ESOP Termination and Wind-up.
(a) Prior to the date of this Agreement, the Trustee has obtained an opinion from an independent financial advisor (the “ESOP Opinion”), effective as of the date of this Agreement, which ESOP Opinion provides that (i) the Closing Payment is not less than “adequate consideration” (as defined in the proposed ESOP regulations promulgated by the Department of Labor under ERISA) and (ii) the transactions contemplated by this Agreement, taken as a whole, are fair to the ESOP from a financial point of view.
(b) Immediately prior to the Closing (and after any “normal” principal and interest payment due on the loan to the ESOP is made with Company contributions prior to the Closing), the Company will cancel the Outstanding ESOP Indebtedness in consideration for the cancellation of 71,273 shares of common stock of the Company that are unallocated suspense account shares held by the ESOP having a fair market value equal to the aggregate amount of the Outstanding ESOP Indebtedness (the “Unallocated ESOP Shares”). The Unallocated ESOP Shares shall be assigned to the Company, pursuant to an assignment agreement to be executed by the Trustee and the Company, and cancelled immediately prior to the Closing. Any unallocated suspense account shares and the proceeds from the sale of Shares remaining unallocated in the suspense account after the full repayment of the Outstanding ESOP Indebtedness (and after any allocation under the ESOP of the proceeds from the sale of such Shares triggered by the “normal” principal and interest payment prior to Closing, as described above) shall be allocated as of the Closing among the accounts of participants employed on May 31, 2019 in the ratio that the current plan year compensation of each such participant as of the Closing bears to the total current plan year compensation of all such participants as of the Closing. Such amounts will be accounted for as earnings of the ESOP and will not be treated as employer contributions or “annual additions” under Section 415(c) of the Internal Revenue Code.
(c) Prior to the Effective Time, the Company’s board of directors shall have adopted resolutions, which board resolutions may be contingent upon the consummation of the Closing, that provide for the following actions to be effective as of immediately prior to the Closing: (i) termination of the ESOP (but not the trust fund that forms part of the ESOP) effective as of the Closing Date, such that no further contributions will be made to the ESOP; (ii) 100% vesting of all participants under the ESOP, and (iii) all amendments to the ESOP necessary to (A) reflect the termination of the ESOP (but not the trust fund that forms part of the ESOP) effective as of the Closing Date, (B) provide that the trust fund that forms part of the ESOP shall no longer permit distributions in the form of employer securities, and (C) require that the entire balance of a participant’s account be distributable in cash.
(d) As soon as reasonably practicable following the Closing, the Company will prepare and file the Form 5310 application with the IRS. Following termination of the ESOP, the Seller will be maintained until the ESOP accounts of all participants have been distributed. In connection with the termination of the ESOP, and in accordance with the ESOP termination amendment, distributions to Participants and Beneficiaries (as defined in the ESOP) shall be made in accordance with the following schedule: (i) as soon as practicable following the Closing and the determination of the Final Purchase Price, including any payments to or from the ESOP to or from the Adjustment Escrow Fund, an initial distribution in cash will be offered to each Participant in an amount equal to approximately 85% of such Participant’s Account balance
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as of the Closing (exclusive of any amounts remaining held in the Indemnification Escrow Fund); (ii) as soon as practicable following the occurrence of both of the following events (A) receipt of a favorable determination from the Internal Revenue Service to the effect that the ESOP formed part of a tax-qualified plan as of its termination, and (B) final payment to the ESOP from the Indemnification Escrow Fund, a distribution in cash in an amount equal to the remainder of each Participant’s Account balance. Any escrowed amounts received by the ESOP will be allocated as of the Closing among the accounts of participants employed on the Closing in the ratio that the current plan year compensation of each such participant as of the Closing bears to the total current plan year compensation of all such participants as of the Closing. To the extent any ESOP Participant does not provide direction as to payment of the distribution of his ESOP account balance following receipt by the Company of a favorable determination letter from the Internal Revenue Service, the Trustee will transfer all amounts remaining in such Participant’s Account to an individual retirement plan in accordance with DOL Field Assistance Bulletin 2014-01. For all periods after the Closing, the Company will continue to pay all costs and expenses of the ESOP, including the Trustee’s fees and the legal, accounting and recordkeeping and other administrative fees and expenses of the Seller, resulting from the liquidation of the ESOP and the distribution of the Seller. All capitalized terms used herein that are not otherwise defined have the meanings ascribed to them in the ESOP.
7.6. Section 338(h)(10) Election. With respect to the Company, the Seller covenants and agrees to join with Buyer, to make an election pursuant to Section 338(h)(10) (the “Section 338(h)(10) Election”) of the Tax Code (and any comparable election under state, local or foreign Legal Requirements), to execute any and all documents, to take all actions and to file such forms (including Internal Revenue Service Form 8023, Elections Under Section 338 for Corporations Making Qualified Stock Purchases) as may be necessary to effectuate such election. Within sixty (60) days of the determination of the Final Purchase Price pursuant to the provisions of Section 2.3, Buyer shall deliver a draft of the proposed allocation of the Tax Consideration to Seller for Seller’s review and approval (“Purchase Price Allocation”). The Purchase Price Allocation shall in all respects be made in accordance with Section 1060 of the Code and Treasury Regulations thereunder. Seller shall within fifteen (15) days of Buyer’s delivery of the Purchase Price Allocation raise any objections thereto in writing (“Allocation Dispute Notice”). To the extent Seller delivers a timely Allocation Dispute Notice to Buyer, the Parties shall negotiate in good faith to resolve the dispute. If the Parties are unable to resolve the dispute within ten (10) days of Seller’s timely delivery of an Allocation Dispute Notice, the Parties shall submit the dispute to the Independent Accounting Firm for resolution. The fees and expenses of the Independent Accounting Firm to resolve any dispute related to the Purchase Price Allocation shall be shared equally between Buyer and Seller. The Purchase Price Allocation either as finally agreed between the Parties or as determined by the Independent Accounting Firm shall be final and binding on Seller and Buyer for all Tax and Tax reporting purposes and neither Party shall take any Tax position inconsistent therewith. To the extent adjustments to the Purchase Price Allocation as finally determined are required as a result of payments received and contemplated pursuant to this Agreement, Buyer shall make said adjustments in accordance with the methodology used to determine the finally agreed or determined Purchase Price Allocation and shall provide the Seller with a copy of the adjusted Purchase Price Allocation.
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7.7. Tax Matters.
(a) Tax Periods Ending on or Before the Closing Date or Beginning Before and Ending After the Closing Date.
(i) Buyer shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company for any Pre-Closing Tax Period which are due to be filed after the Closing Date and for Tax periods which begin before the Closing Date and end after the Closing Date. Notwithstanding the foregoing sentence, Seller shall be responsible for the reasonable out-of-pocket expenses incurred by Buyer or the Company with respect to the preparation and filing of any Tax Returns for a Pre-Closing Tax Period. Notwithstanding anything to the contrary herein, (A) the Parties agree that Seller Transaction Costs shall, to the extent permitted under Legal Requirements, be deducted on the applicable federal income Tax Return and state income Tax Return for the period ending at the Effective Time, and (B) the Parties agree to cause the Company to apply the safe harbor election set forth in Internal Revenue Service Revenue Procedure 2011-29 to determine the amount of permitted deductions on the Company’s income Tax Returns for any Seller Transaction Costs that are success-based fees. Buyer shall prepare any Tax Returns for periods which begin before the Closing Date and end after the Closing Date consistent with the past practices of the Company, to the extent permitted by Legal Requirements. Seller shall be responsible for the Taxes reflected due on the Tax Returns described in this Section 7.7(a)(i) for all Pre-Closing Tax Periods and for the Taxes as calculated pursuant to Section 7.7(e) for the portion of any Tax period that is deemed to end on the Closing Date where the actual Tax period begins before the Closing Date and ends after the Closing Date. Seller shall promptly, but in any event within ten (10) Business Days of Buyer’s demand therefor, reimburse Buyer for said Taxes.
(ii) Buyer shall provide Seller with copies of the Tax Returns described in Section 7.7(a)(i) for Seller’s review and approval a reasonable period of time prior to the filing thereof, such reasonable period to be no less than thirty (30) days prior to filing in the case of an income Tax Return. Following receipt thereof, Seller shall have a period of ten (10) days to provide Buyer with a statement of any disputed items with respect to such Tax Returns (a “Dispute Statement”). In the event Seller provides a Dispute Statement, the parties shall cooperate in good faith to attempt to resolve any dispute; provided, however, to the extent the parties are unable to reach agreement with respect to any disputed items within a period of five (5) days after receipt of a Dispute Statement, all such disputed items shall be submitted to an Independent Accounting Firm selected as described in Section 2.3(c)(iii) for final resolution prior to the applicable filing due date. To the extent a Tax Return must be filed prior to resolution of a dispute described in this Section 7.7(a)(ii), said Tax Return shall be filed reflecting Buyer’s position and to the extent necessary, amended after agreement is reached between the parties or determined by the Independent Accounting Firm. The fees of the Independent Accounting Firm for purposes of this Section 7.7(a)(ii) shall be allocated between the Seller and Buyer as prescribed by Section 2.3(c)(iii).
(iii) Buyer and the Seller agree that if the Company is permitted under any applicable state or local income Tax Legal Requirement to treat the Closing Date as the last day of the taxable period during which the Closing occurs, Buyer and the Company shall treat
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(and shall cause their respective controlled Affiliates to treat) such date as the last day of such taxable period.
(iv) Each of Seller and Buyer will timely pay, or cause to be timely paid fifty percent (50%) of all real property transfer Tax, stamp Tax, stock transfer Tax, or other similar Tax (other than income Taxes) imposed as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”). Buyer shall timely file or cause to be timely filed any Tax Returns required to be filed with respect to the Transfer Taxes.
(b) Tax Refunds With Respect to Pre-Closing Tax Periods.
(i) Buyer and the Seller agree that Tax refunds and interest received thereon payable to the Company with respect to any Pre-Closing Tax Period shall be for the account of the Seller to the extent not included in the Net Working Capital shown in the Final Closing Balance Sheet; provided that such amounts shall only be for the account of Seller to the extent that the refunded amounts do not exceed the amount then existing in the Indemnity Escrow Fund.  Within five (5) days after actual receipt of each such Tax refund by the Company after the Closing Date (or upon application of any such refund as a credit against future Taxes), Buyer shall promptly pay to the Seller such refund and interest net of any costs or expenses to obtain said refund and any Taxes imposed thereon by wire transfer to an account designated by the Seller.
(ii) Buyer shall permit the Seller to control the prosecution of any refund claim payable for the account of the Seller pursuant to Section 7.7(b)(i) at Seller’s expense and, where deemed appropriate by the Seller, Buyer shall authorize by appropriate powers of attorney such representatives as the Seller shall designate to represent the Company with respect to such refund claim; provided, however, Buyer shall be entitled to fully participate in any refund claim utilizing counsel of its own choosing and at Buyer’s expense.
(iii) Unless otherwise required by Legal Requirements, Buyer shall not amend, and shall not permit the Company to amend, any Tax Return or election made in connection with such Tax Return for any Pre-Closing Tax Period without the prior written consent of the Seller if such amendment would have the effect of increasing the Taxes payable pursuant to such Tax Return or reducing the amount of any refunds to which the Seller would otherwise be entitled pursuant to this Section 7.7(b).
(c) Tax Cooperation. Buyer and the Seller shall reasonably cooperate with each other in connection with the preparation of Tax Returns related to the Company and shall preserve all information, returns, books, records and documents relating to any liabilities for Taxes with respect to any Pre-Closing Tax Period until the later of the expiration of all applicable statutes of limitation and extensions thereof, or a final determination with respect to Taxes for any such Pre-Closing Tax Period and shall preserve and retain and provide access to such information, returns, books, records and documents in accordance with Sections 7.12(a) and 7.12(c). In addition, if reasonably required in order to assist the Seller to properly prepare Tax or other financial reporting documentation for purposes of compliance with applicable Legal Requirements, Buyer shall provide the Seller with access to such information relating to any Pre-
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Closing Tax Period or, if necessitated by required reporting, any other portion of the year in which the Closing occurred, during normal business hours and at the expense of the Seller.
(d) S Corporation Status. If, at any time following the date of this Agreement, the Seller receives notice from any Taxing authority of any audit or examination of, or challenge to, the status of the Company as an S corporation for any Tax period ending on or prior to the Closing Date, the Seller shall, as promptly as possible, but in any event, not later than ten (10) Business Days thereafter, provide written notice to Buyer of such audit, examination or challenge, shall provide Buyer with details and documents pertaining thereto as Buyer may reasonably request and shall allow Buyer to participate (at Buyer’s expense) in such matter (including reasonable consultation between the Parties). In connection with any Taxing authority audit or examination of, or challenge to, the status of the Company as described herein, the Seller shall, at its own expense, take all steps reasonably necessary to establish and support the status of the Company as an S corporation, within the meaning of Section 1361 and 1362 of the Tax Code and to cure any inadvertent termination of said statuses. Such steps shall include the provision of consents pursuant to Treasury Regulation Section 1.1362-4(e).
(e) Allocation of Taxes. Taxes for Tax periods which begin before the Closing Date and end after the Closing Date shall be calculated as though the taxable period of the Company terminated as of the Effective Time; provided, however, that in the case of a Tax not based on income, receipts, proceeds, profits or similar items, such Taxes shall be equal to the amount of Tax for the entire applicable Tax period multiplied by a fraction, the numerator of which is the total number of days from the beginning of the Tax period through the Closing Date and the denominator of which is the total number of days in the Tax period.
(f) Post-Closing Audits.
(i) Buyer shall notify the Seller in writing within ten (10) days after receipt by Buyer or the Company of any official inquiry, examination, audit or proceeding (an “Audit”) regarding any Tax Return of the Company with a Pre-Closing Tax Period. The Seller shall have the right to exercise control at Seller’s expense at any time over the handling, disposition and/or settlement of any issue raised in any Audit regarding any Pre-Closing Tax Period to the extent the Seller is responsible to indemnify the Buyer for said disputed Taxes pursuant to Section 7.7(g) and Article IX; provided, however, that Buyer shall have the right to participate in any such matter at Buyer’s expense, and the Seller shall keep the Buyer reasonably informed of the status of such matter (including providing the Buyer with copies of all written correspondence regarding such matter) and the Seller shall not settle any such proceedings without the Seller’s advance written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer shall cooperate with the Seller, as reasonably requested by the Seller, in any such Audit, including without limitation through delivery to the Seller of any power of attorney reasonably required to allow the Seller and its counsel to represent the Company in connection with the Audit.
(ii) Buyer shall have the right, at its own expense, to exercise control at any time over the handling, disposition and/or settlement of any issue raised in any official inquiry, examination or proceeding regarding any Tax Return other than as described in Section 7.7(f)(i) (including the right to settle or otherwise terminate any contest with respect
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thereto); provided that in the case of any Tax Return of the Company for a period beginning before the Closing Date, Buyer shall settle any issue only with the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed.
(g) Tax Indemnification. The Seller shall indemnify Buyer and hold Buyer harmless from and against any Losses attributable to (i) any and all Taxes imposed on the Company or for which the Company may otherwise be liable for any Pre-Closing Tax Period and for Taxes for the portion of any Tax period deemed to end on the Closing Date for Tax periods which begin before the Closing Date and end after the Closing Date, (ii) any and all Taxes of any Person imposed on the Company as a transferee or successor, by Contract or pursuant to any Legal Requirement, which Taxes relate to an event or transaction occurring before the Closing, (iii) any Transfer Taxes for which Seller is liable under Section 7.7(a)(iv), and (iv) Taxes arising from the failure of the Company to qualify as an S corporation and any Taxes imposed pursuant to Section 1374 of the Tax Code. Notwithstanding anything to the contrary in this Agreement (i) claims for indemnification pursuant to this Section 7.7(g) shall survive until the Warranty Termination Date, and (ii) the Deductible shall not apply to indemnification claims made pursuant to this Section 7.7(g). Any indemnity under this Section 7.7(g) shall be made solely from the Indemnity Escrow Fund. To the extent permitted by applicable Legal Requirements, any payments made or received by the Seller pursuant to this Section 7.7(g) shall be treated for all relevant Tax purposes as an adjustment to the Final Purchase Price.
7.8. Acknowledgment by Buyer. Buyer acknowledges that it has conducted, to its satisfaction, an investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company, and in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied on the results of its own independent investigation and verification and the representations and warranties of the Company and Seller expressly and specifically set forth in this Agreement, including the Schedules, and in any certificate of Seller, the Trustee or the Company required to be delivered pursuant to this Agreement. SUCH EXPRESS REPRESENTATIONS AND WARRANTIES (INCLUDING THE SCHEDULES AND IN ANY CERTIFICATE OF SELLER, THE TRUSTEE OR THE COMPANY REQUIRED TO BE DELIVERED PURSUANT TO THIS AGREEMENT) BY THE SELLER OR THE COMPANY IN THIS AGREEMENT CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY REPRESENTATIONS OR WARRANTIES RELATING TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY), ARE SPECIFICALLY DISCLAIMED BY THE SELLER. BUYER ACKNOWLEDGES THAT THIS WAIVER IS CONSPICUOUS. THE PROVISIONS OF THIS SECTION 7.8 SHALL NOT APPLY TO CLAIMS AGAINST SELLER OR ITS AFFILIATES (AT LAW OR IN EQUITY) FOR FRAUD.
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7.9. Directors and Officers; Continuing Indemnification Obligations.
(a) For a period of six (6) years from the Closing Date, with respect to the Company, except as required by Legal Requirements, Buyer agrees to and/or shall cause the Company to not amend the Organizational Documents of the Company as in effect on the date of this Agreement in any way to reduce or eliminate the level of indemnification provided by the Company to such present (as of the date of this Agreement) and former directors, managers and officers of the Company related to actions or omissions prior to the Closing Date. This Section 7.9 and the covenants made hereunder shall survive the Closing, and are expressly intended to be for the benefit of, and shall be enforceable by, each of the former or present directors, managers and officers of the Company, and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which such Person is entitled, whether under Legal Requirement, Contract or otherwise.
(b) Buyer and the Company acknowledge that the Company’s obligations of indemnification pursuant to the ESOP, the Trust Agreement, and the engagement letter between the Company and the Trustee, will survive the Closing.
7.10. Certain Insurance Policies. The Company shall, and the Buyer shall cause the Company to, maintain pre-paid “tail” policies providing directors’ and officers’ liability insurance, employment practices liability insurance, and fiduciary liability insurance (the “Tail Policies”) covering the Persons who are presently covered by such insurance policies (copies of which have heretofore been made available to Buyer), with respect to actions and omissions occurring prior to the Closing Date, providing coverage, policy limits and deductibles from insurance carriers with the same or better credit ratings as the Company’s current insurance carrier with respect to such insurance and not less favorable to the Company or the Persons covered thereby than provided by such insurance in effect on the date of this Agreement. The Tail Policies shall be maintained for a period six (6) years after the Closing Date with respect to directors’ and officers’ liability insurance and for a period of three (3) years after the Closing Date as to the other insurance policies referenced above.
7.11. Notification of Certain Matters. If the Seller or the Company discovers any fact, event, condition or circumstance that has resulted in, or would reasonably be expected to result in the failure of the conditions set forth in Article VIII to be satisfied, the Seller or the Company shall promptly notify Buyer of such fact, event, condition or circumstance; provided, however, that no such notice shall (a) have any adverse effect on the ability of the Buyer to assert the failure of any conditions to its obligation to close set forth in Article VIII to be satisfied or to file an indemnification claim for breach of any representation, warranty, covenant or agreement of the Seller or the Company in this Agreement or (b) be deemed to amend or supplement the Schedules.
7.12. Records; Post-Closing Access to Information.
(a) Notwithstanding anything to the contrary contained in this Agreement, the Seller may retain copies of all (i) agreements, documents, books, records and files (collectively, “Records”) prepared in connection with the transactions contemplated hereby, including bids
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received from other parties and analyses relating to the Company, (ii) Tax Returns filed prior to the Closing Date and (iii) Tax Returns filed after the Closing Date for periods through the Closing Date; provided, that Seller uses reasonable best efforts to keep such Records confidential.
(b) For a period of six (6) years after the Closing Date (or longer, if required by state Legal Requirements), Buyer shall preserve and retain, or cause the Company to preserve and retain, all Records (including any documents relating to any governmental or non-governmental actions, suits, proceedings or investigations) relating to the conduct of the business and operations of the Company prior to the Closing Date. If at any time after such six (6) year period Buyer intends to dispose of any such Records and Seller has not been dissolved, Buyer may do so if Buyer uses commercially reasonable efforts to first offer in writing to Seller such Records and the Seller does not accept such offer within thirty (30) days of receipt of such offer.
(c) From and after the Closing Date, Buyer shall cause the Company to afford the Seller and its counsel, accountants and other authorized representatives, upon reasonable prior notice, reasonable access during normal business hours to the respective premises, properties, personnel, books and records of the Company solely to the extent such access may be reasonably requested by Seller and is necessary in connection with (i) the preparation of any report or Tax Return required to be filed by the Seller under applicable Legal Requirements, including preparing or defending any Tax Return and preparing any interim or annual report or other accounting statements or (ii) defending any Third Party Claim (but so as not to unduly disrupt the normal course of operations of the Company). Personnel of Buyer and the Company shall use commercially reasonable efforts to assist the Seller, at Seller’s sole cost and expense, in the preparation of any Tax Returns relating to Pre-Closing Tax Periods.
7.13. Employment and Benefit Arrangements.
(a) Buyer shall cause the Company to continue to maintain all Employee Benefit Plans that provide medical, surgical, hospitalization, dental, disability, life insurance, death or similar benefits, or to provide comparable benefits under new or existing Employee Benefit Plans, or under benefit plans maintained by Buyer or its Affiliates (“Buyer Benefit Plans”), for the remainder of the applicable plan year that includes the Closing Date. With respect to any new Employee Benefit Plans or Buyer Benefit Plans in which any employees of the Company participate after the Closing, Buyer shall, or shall cause the Company to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees, except to the extent such pre-existing conditions, exclusions or waiting periods applied under the similar plan in effect immediately prior to the Closing; (ii) use commercially reasonable efforts to provide each such employee with credit for any co-payments and deductibles paid (to the same extent such credit was given for the year under the similar plan in effect immediately prior to the Closing) in satisfying any applicable deductible or out-of-pocket requirements; and (iii) recognize all continuous service of the employees with the Company, as applicable, for the purposes of eligibility to participate, vesting credit and entitlement to vacation and severance benefits (but excluding any benefit accrual under a defined benefit pension plan) under any Employee Benefit Plan or Buyer Benefit Plans in which such employees may be eligible to participate after the Closing; provided, that the
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foregoing shall not apply to the extent it would result in a duplication of benefits. This Section 7.13(a) shall survive the Closing and shall be binding on all successors and assigns of Buyer and the Company.
(b) The employees shall not be third party beneficiaries of this Section 7.13. Except to the extent expressly provided in this Section 7.13, this Agreement shall not be deemed to amend or modify any Employee Benefit Plans of the Company. The parties acknowledge and agree that the terms set forth in this Section 7.13 shall not create any right in any employee of the Company or any other Person to any continued employment with the Company, the Buyer or any of their respective Affiliates.
7.14. Leased Real Property Estoppels. Prior to the date hereof, the Company has requested an estoppel certificate of each landlord of a Real Estate Lease as to such matters relating to the applicable Real Estate Lease as Buyer shall reasonably request. The Company agrees to use commercially reasonable efforts to obtain such estoppel certificates; provided that the Company shall not be required to pay any compensation or other consideration to obtain such estoppel certificates other than immaterial processing fees or legal fees of counsel to landlords. For avoidance of doubt, the receipt of such estoppel certificates shall not be a condition to Closing.
ARTICLE VIII
CONDITIONS TO CLOSING
8.1. Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following conditions:
(a) The filings of Buyer and the Company pursuant to the HSR Act and all other applicable antitrust or merger control laws or regulations of any Governmental Entity, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.
(b) No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
8.2. Conditions to Obligations of Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:
(a) The representations and warranties of the Seller and the Company contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto (other than the Fundamental Representations of the Seller and the Company) shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the
{N0221423 } 62

case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The Fundamental Representations of the Seller and the Company contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The Buyer shall have received from each of the Seller and the Company a certificate to that effect dated the Closing Date and signed by the Seller and the Company, as applicable.
(b) Each of the Seller and the Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Seller or the Company, as applicable, shall have performed such agreements, covenants and conditions, as so qualified, in all respects. The Buyer shall have received from each of the Seller and the Company a certificate to that effect dated the Closing Date and signed by the Seller and the Company, as applicable.
(c) No Action shall have been commenced against any Party, which would reasonably be expected to prevent or delay the Closing or any transaction contemplated hereby and no Governmental Entity shall have threatened to commence any such action.
(d) From the date of this Agreement, there shall not have occurred any change, circumstance, development, state of facts, condition, occurrence, event or effect, that has had, individually or in the aggregate, a Material Adverse Effect, nor shall any change, circumstance, development, state of facts, condition, occurrence, event or effect have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect. The Buyer shall have received from the Company a certificate to that effect dated the Closing Date and signed by the Company.
(e) The Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth herein, including pursuant to Section 3.2(a).
(f) The binder for the RWI Policy shall be in full force and effect and there shall be no subjectives to the issuance of the RWI Policy remaining unsatisfied other than the payment of premium by Buyer and such other administrative subjectives as set forth in such binder.
8.3. Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Seller’s waiver, at or prior to the Closing, of each of the following conditions:
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(a) The representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto (other than the Fundamental Representations of the Buyer) shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The Fundamental Representations of the Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The Seller shall have received a certificate to that effect dated the Closing Date and signed by the Buyer.
(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects. The Seller shall have received a certificate to that effect dated the Closing Date and signed by the Buyer.
(c) The Seller shall have received the ESOP Opinion in a form reasonably acceptable to the Seller, dated as of the Closing Date.
(d) Buyer shall have delivered to the Seller duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth herein including pursuant to Section 3.2(b).
(e) The binder for the RWI Policy shall be in full force and effect and there shall be no subjectives to the issuance of the RWI Policy remaining unsatisfied other than the payment of premium by Buyer and such other administrative subjectives as set forth in such binder.
ARTICLE IX
INDEMNIFICATION AND DISPUTE RESOLUTION MECHANISMS
9.1. Survival. All of the representations and warranties made by the Parties in this Agreement shall survive the Closing and shall expire at 11:59 p.m. on the Warranty Termination Date; provided that such expiration shall not affect the Parties’ rights and obligations as to any claims asserted prior to such date. All covenants and agreements made by the Parties in this Agreement (a) to the extent requiring performance as of the Closing shall expire as of the Warranty Termination Date; and (b) to the extent requiring performance following the Closing shall survive in accordance with their terms.
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9.2. Indemnification.
(a) Indemnification by the Seller. Subject to the limitations set forth in Section 9.3, from and after the Closing, the Seller shall indemnify, defend and hold harmless Buyer, the Company, each of their Affiliates and their respective officers, directors, Representatives, successors and permitted assigns (all such foregoing Persons, collectively, the “Buyer Indemnitees”) from and against any Losses the Buyer Indemnitees may suffer, incur, sustain or become subject to (collectively, “Buyer Indemnifiable Losses”) arising out of, in connection with, relating to or resulting from:
(i) any breach or inaccuracy of any representation or warranty made by the Company under Article IV or by the Seller under Article V of this Agreement or in any other agreement, certificate or instrument executed and delivered by the Seller, the Company or the Trustee pursuant to this Agreement;
(ii) any nonfulfillment or breach of any covenant, agreement or obligation to be performed by the Company (prior to Closing) or the Seller pursuant to this Agreement;
(iii) any amount required to pay any of the Seller Transaction Costs or Debt not taken into account in the Final Purchase Price; and
(iv) the pre-Closing Tax indemnity set forth in Section 7.7(g).
(b) Indemnification by Buyer. Subject to the limitations set forth in Section 9.3, Buyer shall indemnify, defend and hold harmless the Seller and the Seller’s Affiliates and representatives and successors and permitted assigns (all such foregoing Persons, collectively, the “Seller Indemnitees;” each Buyer Indemnitee and Seller Indemnitee, as the context requires, is sometimes referred to herein as an “Indemnified Party” or an “Indemnifying Party”), from and against any Losses Seller Indemnitee may suffer, sustain or become subject to (collectively, “Seller Indemnifiable Losses;” Buyer Indemnifiable Losses and the Seller Indemnifiable Losses, as the context requires, are each sometimes referred to herein as “Indemnifiable Losses”), resulting from:
(i) any breach or inaccuracy of any representation or warranty made by Buyer under Article VI; or
(ii) any nonfulfillment or breach of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.
(c) Tax Treatment. Any indemnification payments made pursuant to Section 7.7(g) and this Section 9.2 shall be treated for all relevant Tax purposes as an adjustment to the Final Purchase Price.
9.3. Limits on Indemnification. The following provisions shall apply to limit the Parties’ ability to recover for Indemnifiable Losses pursuant to Section 9.2; or:
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(a) Except with respect to fraud, the aggregate liability of the Seller to indemnify the Buyer Indemnitees from and against any Buyer Indemnifiable Losses shall be limited to the Escrow Amount.
(b) The Seller shall not have any obligation to indemnify the Buyer Indemnitees with respect to any Buyer Indemnifiable Losses pursuant to Section 9.2(a)(i), except with respect to Fundamental Representations, unless and until the Buyer Indemnitees have first suffered aggregate Buyer Indemnifiable Losses in excess of 0.5% of Base Price (the “Deductible”) (at which point the Seller shall be obligated to indemnify the Buyer Indemnitees for the amount of such excess up to the Indemnity Escrow Amount).
(c) No Indemnifying Party shall have any obligation to indemnify any Indemnified Party from and against any Indemnifiable Loss resulting from a breach of a representation, warranty, covenant or agreement made in this Agreement unless on or prior to the Warranty Termination Date, such Indemnified Party gives written notice of such claim to the Indemnifying Party pursuant to Section 9.4.
(d) The amount of any Indemnifiable Losses payable under Article IX by an Indemnifying Party will be (i) computed net of any insurance proceeds (excluding proceeds of the RWI Policy) actually recovered with respect thereto (which the Indemnified Party shall use commercially reasonable efforts to recover but shall not be required to commence litigation against any insurer or third party) net of out-of-pocket fees, expenses and costs incurred in recovering such amounts, including any deductible paid and any resulting increase in premium or Tax costs actually realized by the Indemnified Party, (ii) net of any Tax benefit actually realized (including as a refund, reduction in Taxes payable, or credit against Tax liability) by the Indemnified Party attributable to such Loss in the year, or the subsequent two (2) years, of such Loss, (iii) reduced by any recovery from any third Person in respect of the Indemnifiable Loss net of out-of-pocket fees, expenses and costs incurred in recovering such amounts, and (iv) net of any amounts accrued on the Final Closing Balance Sheet. Any indemnification payments made pursuant to Article IX shall be treated for all relevant Tax purposes as an adjustment to the Final Purchase Price. No Indemnified Party shall be entitled to double recovery for any adjustments to the Final Purchase Price provided for hereunder or for any Indemnifiable Losses even though such Indemnifiable Losses may have resulted from the breach of more than one of the representations, warranties, covenants and agreements contained in this Agreement or any other agreement executed in connection herewith.
(e) Each Indemnified Party shall take and shall cause their respective Affiliates to take all commercially reasonable steps to mitigate the Indemnifiable Losses upon and after becoming aware of any event which would reasonably be expected to give rise to any Indemnifiable Losses, including without limitation using commercially reasonable efforts to collect available insurance proceeds and to pursue recoveries against third Persons; provided, however, such Indemnified Party shall not be required to commence litigation against any insurer or third party. The reasonable costs and expenses of mitigation hereunder shall constitute indemnifiable Losses under this Agreement.
(f) The right of any Buyer Indemnitee to seek indemnification pursuant to Section 9.2(a)(i) shall not be affected or deemed waived by reason of the fact that, based on any
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facts or circumstances known, or that should have been known, by Buyer or any other Buyer Indemnitee, including from any investigation made by or on behalf of such Buyer Indemnitee, the information made available in the Data Room or given to such Buyer Indemnitee (except, for the avoidance of doubt, any disclosure of any fact or item in any portion of the Disclosure Schedules).
(g) Notwithstanding any provision to the contrary herein, an Indemnified Party shall not be entitled to recover for any punitive damages (except to the extent payable, awarded or assessed against an Indemnified Party in connection with a Third Party Claim or judgment of a Governmental Entity).
(h) For purposes of determining whether any inaccuracy or breach of any representation or warranty contained in this Agreement has occurred and the amount of Losses therefrom, the determination shall, in each case, be made without references to the terms “material,” “materially,” “Material Adverse Effect,” “material adverse effect” or other similar qualifications as to materiality (including specific monetary thresholds) contained or incorporated in any such representation or warranty.
(i) EXCEPT WITH RESPECT TO FRAUD OR PURSUANT TO SECTION 7.3, THE RIGHTS OF INDEMNITY PROVIDED IN THIS ARTICLE IX ARE EACH PARTY’S SOLE AND EXCLUSIVE REMEDY AFTER THE CLOSING WITH RESPECT TO ANY AND ALL CLAIMS OF ANY KIND WHATSOEVER AGAINST ANY OTHER PARTY ARISING OUT OF OR RELATING IN ANY WAY TO THE SUBJECT MATTER OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY AND ALL BREACHES OR ALLEGED BREACHES OF ANY REPRESENTATIONS, WARRANTIES, COVENANTS OR AGREEMENTS OF THE PARTIES, OR ANY OTHER PROVISION OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY) AND ALL OTHER REMEDIES AND RIGHTS OF INDEMNITY OR CONTRIBUTION, WHETHER CREATED BY LAW OR OTHERWISE, EXCEPT WITH RESPECT TO FRAUD OR PURSUANT TO SECTION 7.3, ARE HEREBY WAIVED. IN FURTHERANCE OF THE FOREGOING, EACH PARTY HEREBY WAIVES, AND AGREES NOT TO ASSERT IN ANY ACTION OR PROCEEDING OF ANY KIND, IN ALL INSTANCES, FOR ITSELF AND ON BEHALF OF ANY AFFILIATE, FROM AND AFTER THE CLOSING, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LEGAL REQUIREMENTS, ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION IT MAY HAVE AGAINST ANY OTHER PARTY OR ANY REPRESENTATIVE, AGENT OR ADVISOR OF ANY OTHER PARTY, OR THEIR RESPECTIVE MEMBERS, PARTNERS, STOCKHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, AND REPRESENTATIVES AND THEIR RESPECTIVE AFFILIATES, IN EACH CASE RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE BUSINESSES, ASSETS AND OPERATIONS OF THE COMPANY, INCLUDING WITHOUT LIMITATION ALL RIGHTS TO RESCISSION, ARISING UNDER OR BASED UPON ANY LEGAL REQUIREMENTS OR OTHERWISE, OTHER THAN (I) CLAIMS FOR INDEMNIFICATION ASSERTED AS PERMITTED BY AND IN ACCORDANCE WITH THE PROVISIONS SET FORTH IN THIS ARTICLE IX (INCLUDING ANY SUCH RIGHTS,
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CLAIMS OR CAUSES OF ACTION ARISING UNDER OR BASED UPON COMMON LAW OR OTHER LEGAL REQUIREMENTS), (II) WITH RESPECT TO FRAUD OR (III) CLAIMS FOR SPECIFIC PERFORMANCE PURSUANT TO SECTION 7.3.
9.4. Notice of Claim; Order of Recoupment.
(a) In the event that Buyer seeks indemnification on behalf of a Buyer Indemnitee, or the Seller seeks indemnification on behalf of a Seller Indemnitee, such Indemnified Party shall give written notice as promptly as practicable to the Indemnifying Party specifying in reasonable detail (in light of the circumstances then known by the Buyer Indemnitee) the facts and circumstances constituting the basis for such claim (including identifying the applicable Sections of this Agreement) and the amount, to the extent known, of the claim asserted (a “Claim Notice”); provided, that the right of a Person to be indemnified hereunder shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is actually and materially prejudiced thereby. Subject to the terms of this Agreement and of the Escrow Agreement, the Indemnifying Party shall pay, or, if applicable, shall cause the Escrow Agent to pay, the amount of any valid claim not more than five (5) days after the final determination of such claim pursuant to the terms and conditions of this Article IX and the Escrow Agreement.
(b) To the extent that the RWI Policy covers such Losses, Buyer shall submit a timely claim to the applicable insurer pursuant to the RWI Policy; provided, however, that no Buyer Indemnitee shall be required to commence or engage in litigation or initiate any other Action against such insurer. Subject to Section 9.3, any indemnifiable Losses owed to any Buyer Indemnitee pursuant to Section 9.2(a) hereunder shall be satisfied, after the Deductible if applicable, (i) first, from the Closing until the Warranty Termination Date, from the Indemnity Escrow Amount (to the extent available); and then (ii) second, exclusively from the RWI Policy. Notwithstanding anything herein to the contrary, the Seller shall have no liability for any Losses by any Buyer Indemnitee after the Escrow Amount has been fully disbursed to either Buyer Indemnitees or to the Seller.
(c) If the Indemnifying Party disputes the validity or amount of any claim for indemnification hereunder, the Indemnifying Party shall so notify in writing the Indemnified Party within thirty (30) days after the Indemnifying Party receives a Claim Notice from the Indemnified Party of such claim, specifying in reasonable detail the points of disagreement (a “Dispute Notice”). Upon receipt of such Dispute Notice, the Indemnified Party shall promptly consult with the Indemnifying Party with respect to such points of disagreement in an effort to resolve the dispute. If no Dispute Notice is delivered within such thirty (30) day period, the Indemnifying Party shall be deemed to have accepted its obligation to indemnify with respect to such claim and such claim shall be deemed to be finally determined for the purposes of this Article IX and the Escrow Agreement. Except as otherwise set forth in the Agreement, if any such dispute cannot be resolved by the Indemnified Party and Indemnifying Party within thirty (30) calendar days after the Indemnified Party receives a Dispute Notice from the Indemnifying Party, then the Indemnified Party may pursue any and all legal or equitable remedies available to them under this Agreement, including filing suit with respect to any amounts in dispute in any
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court of competent jurisdiction pursuant to any other terms, conditions and limitations of this Agreement.
9.5. Matters Involving Third Parties.
(a) If any third party notifies any Indemnified Party with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against the Indemnifying Party under this Article IX, then the Indemnified Party must promptly after receipt of notice of the Third Party Claim notify the Indemnifying Party thereof in writing. Such notice shall state the nature and basis of such Third Party Claim and the amount thereof to the extent known, and shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including without limitation, any summons, complaint or other pleading which may have been served, any written demand or other document or instrument. Notwithstanding the foregoing, no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent that) the Indemnifying Party is materially prejudiced thereby.
(b) The Indemnifying Party shall have the right to defend the Indemnified Party against the Third Party Claim with counsel of the Indemnifying Party’s choice, reasonably satisfactory to the Indemnified Party, so long as: (i) the Indemnifying Party notifies the Indemnified Party, within twenty (20) days after the Indemnified Party has given notice of the Third Party Claim to the Indemnifying Party, that the Indemnifying Party is assuming the defense of such Third Party Claim; and (ii) the Indemnifying Party conducts the defense of the Third Party Claim in an active and diligent manner. In the event that the Indemnifying Party fails to assume the defense of any Third Party Claim within twenty (20) days after notice thereof is given by the Indemnified Party or fails to conduct such defense in an active and diligent manner, the Indemnified Party shall have the right to undertake the defense of such Third Party Claim at the expense and for the account of the Indemnifying Party.
(c) So long as the conditions set forth in Section 9.5(b) are and remain satisfied, then: (i) the Indemnifying Party may conduct the defense of the Third Party Claim in accordance with Section 9.5(b); (ii) the Indemnified Party may retain separate co-counsel at the Indemnified Party’s sole cost and expense; and (iii) the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent may not be unreasonably withheld or delayed), consent to any admission or the entry of any judgment with respect to the matter, or enter into any settlement which (A) imposes an injunction or other equitable relief upon the Indemnified Party, (B) does not include an unconditional provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto or (C) includes any statement to or an admission of fact, culpability or failure to act by or on behalf of the Indemnified Party or any of its Affiliates.
(d) Notwithstanding the above, the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at the Indemnifying Party’s own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any Third Party Claim: (i) as to which the Indemnifying Party fails to assume the defense within twenty (20) days after the Indemnified Party gives notice thereof to the Indemnifying Party or which, following
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assumption, the Indemnifying Party fails to actively and diligently defend; (ii) to the extent the Third Party Claim seeks an Order or other equitable relief against the Indemnified Party which, if successful, would adversely affect the business, operations, assets, or financial condition of the Indemnified Party; (iii) in the case where the Seller is the Indemnifying Party and the Indemnifiable Losses claimed in connection therewith involve an amount in excess of the amount then available for indemnification in light of the limitations set forth in Section 9.3; (iv) which relates to or arises in connection with any criminal matter; (v) which relates to the Indemnified Party’s customers, suppliers, vendors or other business relations and would reasonably be expected to have a material and adverse effect on the Indemnified Party’s business; (vi) as to which the Indemnifying Party has failed or is failing to defend in good faith; (vii) where such Third Party Claim is an insured event under any policy of insurance then maintained by the Indemnified Party; or (viii) as to which the Indemnifying Party has not acknowledged that such Third Party Claim is subject to indemnification pursuant to this Article IX; provided, however, that the Indemnified Party may make no settlement, compromise, admission, or acknowledgment that would give rise to any liability on the part of the Indemnifying Party without the prior written consent of the Indemnifying Party (which consent may not be unreasonably withheld, conditioned or delayed).
ARTICLE X
MISCELLANEOUS
10.1. Amendment and Waiver. This Agreement may only be amended if such amendment is set forth in a writing executed by the Seller and Buyer. No waiver of any provision of this Agreement shall be binding unless such waiver is in writing and signed by the Party against whom such waiver is to be enforced. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.
10.2. Notices. All notices, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given when personally delivered, or sent by e-mail during normal business hours of the recipient (provided that a copy is sent by another means provided herein), or sent to the Parties at the respective addresses indicated herein by certified U.S. mail, return receipt requested and postage prepaid (effective three (3) Business Days after sending), or sent by nationally-recognized overnight mail courier service (effective one (1) Business Day after being sent, prepaid). Notices, demands and communications sent by electronic means must also be sent by regular U.S. mail or by private overnight mail courier service no later than the next Business Day in order for such notice to be effective. Notices, demands and communications to the Seller or Buyer must, unless another address is specified in writing, be sent to the address indicated below:
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If to the Seller:	Argent Trust Company 1100 Abernathy Road 500 Northpark, Suite 550 Atlanta, GA 30328 Attn: Stephen A. Martin Email: smartin@argenttrust.com with a copy (which copy shall not constitute notice to the Seller) to:

Saul Ewing Arnstein & Lehr LLP
1919 Pennsylvania Avenue, N.W., Suite 550
Washington D.C. 20006-3434
Attn: Judith B. Kassel and Michael A. Gold
Email: judith.kassel@saul.com; michael.gold@saul.com

and with a copy (which copy shall not constitute notice to the Seller) to:

ESOP Law Group
244 California Street, Suite 300
San Francisco, CA 94111
Attn: Lynn DuBois
E-mail: ldubois@esoplawgroup.com

If to Buyer or the Company:
DLH Holdings Corp.
3565 Piedmont Road, NE, Building 3, Suite 700
Atlanta, Georgia 30305
Attn: Chief Executive Officer and Chief Financial Officer
E-mail: Zach.Parker@DLHcorp.com and Kathryn.Johnbull@DLHcorp.com

with a copy (which copy shall not constitute notice to Buyer) to:

Hogan Lovells US LLP
555 Thirteenth Street, NW
Washington, D.C. 20004
Attn: John Beckman and Carine Stoick
Email: john.beckman@hoganlovells.com; carine.stoick@hoganlovells.com

10.3. Binding Agreement; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that:
(a) without the prior written consent of Buyer (which consent may be granted or withheld in Buyer’s sole discretion), neither this Agreement nor any of the rights or interests hereunder may be assigned by the Seller (other than pursuant to laws of descent or distribution); and
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(b) without the prior written consent of the Seller (which consent shall not be unreasonably withheld, conditioned or delayed), neither this Agreement nor any of the rights or interests hereunder may be assigned by Buyer, except that (i) Buyer may assign all its rights and interests under this Agreement to any Affiliate of Buyer, provided that such Affiliate assumes, for the benefit of the Seller, all of Buyer’s obligations hereunder, pursuant to an assignment and assumption document reasonably acceptable to the Seller, and Buyer unconditionally guarantees all of the obligations of the assignee under this Agreement pursuant to a form of guaranty reasonably acceptable to the Seller and (ii) Buyer may assign all of its rights and interest under this Agreement as collateral to any financing source of Buyer.
10.4. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Legal Requirements, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
10.5. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any of the provisions of this Agreement.
10.6. Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.
10.7. Entire Agreement. This Agreement (including the Exhibits and Schedules), the Transaction Documents and the Confidentiality Agreement contain the entire agreement between the Parties regarding its subject matter and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which relate to the subject matter hereof in any way.
10.8. Counterparts; Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument. This Agreement, any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, e-mail, DocuSign or other means of electronic transmission, shall be treated in all manner and respects and for all purposes as an original signature and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.
10.9. Governing Law; Forum; Waiver of Jury Trial. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAW OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF
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LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE BROUGHT ONLY IN THE COURT OF CHANCERY OF NEW CASTLE COUNTY, DELAWARE SITUATED IN THE CITY OF WILMINGTON, DELAWARE (PROVIDED SUBJECT MATTER EXISTS) OR, IF SUBJECT MATTER DOES NOT EXIST IN THE COURT OF CHANCERY, IN ANY STATE COURT SITUATED IN THE CITY OF WILMINGTON, DELAWARE OR IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE (PROVIDED SUBJECT MATTER EXISTS). THIS PROVISION MAY BE FILED WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING AND VOLUNTARY IRREVOCABLE AGREEMENT BETWEEN THE PARTIES TO WAIVE ANY OBJECTIONS TO JURISDICTION, TO VENUE OR TO CONVENIENCE OF FORUM. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS DELIVERED IN CONNECTION HEREWITH (INCLUDING THE TRANSACTION DOCUMENTS) OR THE TRANSACTIONS CONTEMPLATED HEREBY.
10.10. Parties in Interest. Except as expressly set forth in Section 7.9(a), nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement, other than Buyer Indemnitees and the Seller Indemnitees who shall be third party beneficiaries of, and entitled to enforce, the indemnification provisions of Article IX.
10.11. Other Definitional Provisions. The terms “hereof,” “herein” and “hereunder” and terms of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, Section, clause, subsection, Exhibit and Schedule references contained in this Agreement are references to Articles, Sections, clauses, subsections, Exhibits and Schedules in or attached to this Agreement, unless otherwise specified. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender-neutral form. Whenever the terms “include” or “including” are used in this Agreement (whether or not such terms are followed by the phrase “but not limited to” or “without limitation” or words of similar effect) in connection with a listing of items within a particular classification, that listing shall be interpreted to be illustrative only and shall not be interpreted as a limitation on, or an exclusive listing of, the items within that classification. Each reference in this Agreement to any Legal Requirement shall be deemed to include such Legal Requirement as it hereafter may be amended, supplemented or modified from time to time and any successor thereto, unless such treatment would be contrary to the
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express terms of this Agreement. Whenever any amount is stated in this Agreement in “Dollars” or by reference to the “$” symbol, such amount shall be United States dollars. The word “or” shall not be exclusive. References to “written” or “in writing” include in electronic form. Any reference to “days” means calendar days unless Business Days are expressly specified; when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. Reference to a document being “made available” shall mean such document was provided to Buyer or its Representatives via electronic email, or a copy of such document was posted (and made accessible by Buyer and its Representatives) in the electronic dataroom maintained on Intralinks on behalf of the Seller and the Company under the title “Ruby” (the “Data Room”) as of 11:59 p.m. as of the date that is two (2) Business Days prior to the date of this Agreement.
[SIGNATURE PAGE FOLLOWS]
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IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the date first written above.

BUYER:
DLH HOLDINGS CORP. By: /s/ Zachary C. Parker Name: Zachary C. Parker Its: Chief Executive Officer
SELLER:

By: ARGENT TRUST CO., not in its corporate capacity, but solely in its capacity as trustee of the Social & Scientific Systems, Inc. Employee Stock Ownership Trust

   /s/ Stephen A. Martin
Stephen A. Martin, not in his individual capacity but solely as an authorized officer of Argent Trust Company

COMPANY:
SOCIAL & SCIENTIFIC SYSTEMS, INC. By: /s/ Kevin Beverly Name: Kevin Beverly Its: President and Chief Executive Officer

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Exhibit A

Form of Escrow Agreement

(See attached)

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Exhibit B

Statement of Principles
As used in the Agreement and in this Statement of Principles, the following terms shall have the meanings set forth below:
“Cash” shall mean, as of the date of determination, the amount (which may be negative) of cash and cash equivalents of the Company (excluding restrictive cash), plus deposits and checks in transit to the Company and minus the amount of any checks drawn upon the Company’s accounts but not cashed.
“Excluded Current Assets” shall mean Cash and any current or deferred income Tax assets and prepaid expenses that would constitute the Seller Transaction Costs if they had not yet been paid and any amounts due and owing to the Company from the Seller or any Affiliate of the Seller.
“Excluded Current Liabilities” shall mean the Seller Transaction Costs to be paid at Closing as described in Section 2.2(b) of the Agreement, the Maryland Indebtedness, any deferred income Tax liabilities, Debt and accrued interest, including any amounts due and owing by the Company to the Seller or any Affiliate of the Seller.
“Net Working Capital” shall mean, as of 11:59 P.M. on the Closing Date, the excess of the Company’s current assets, other than Excluded Current Assets, over the Company’s current liabilities, other than Excluded Current Liabilities, in all cases as reflected on the Preliminary Closing Balance Sheet or the Final Closing Balance Sheet, as applicable, in each case as determined in accordance with GAAP as consistently applied by the Company (but only to the extent such practices are consistent with GAAP), as modified by the following principles.
The following principles shall be applied by the parties in preparing the calculations of Net Working Capital:

1.Net Working Capital shall be calculated on a consolidated basis and shall include year-end adjustments and accruals. Items paid or otherwise extinguished at Closing, such as Seller Transaction Costs, and amounts included in the definition of Debt shall not be included in Net Working Capital.
2.Net Working Capital shall include cash posted as lease collateral and in lieu of letters of credit for Company credit card facilities.
3.Any fees, expenses, Indebtedness or other costs or liabilities incurred by or at the direction of the Buyer or its Affiliates in connection with the transactions contemplated hereby, including any fees and expenses relating to the Buyer’s financing, shall not be included in Net Working Capital, Debt, Seller Transaction Costs or otherwise in the calculation of the Final Purchase Price.
4.Net Working Capital shall be calculated in accordance with GAAP.

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